Exhibit 2.1

Merger Implementation

Agreement

Biota Holdings Limited

Nabi Biopharmaceuticals

Allens Arthur Robinson

Level 27

530 Collins Street

Melbourne VIC 3000 Australia

Tel +61 3 9614 1011

Fax +61 3 9614 4661

www.aar.com.au

© Copyright Allens Arthur Robinson, Australia 2012

Merger Implementation Agreement

Table of Contents

1.	Definitions and Interpretation		4
	1.1	Definitions	4
	1.2	Interpretation	20
	1.3	Best endeavours	21

2.	Agreement to Proceed with Merger		21

3.	Conditions Precedent and Pre-Implementation Steps		22
	3.1	Conditions Precedent	22
	3.2	Benefit and waiver of Conditions Precedent	24
	3.3	Best endeavours and co-operation	24
	3.4	Notifications	25
	3.5	Failure of Conditions Precedent	25
	3.6	Certificates in relation to Conditions Precedent	26

4.	Scheme		26
	4.1	Outline of Scheme	26
	4.2	Scheme Consideration	27
	4.3	Treatment of Ineligible Foreign Biota Shareholders	28
	4.4	Status of New Nabi Shares	28

5.	Nabi Closing Net Cash Balance		28
	5.1	Cash offsets	28
	5.2	Nabi Closing Net Cash Balance Certificate	29
	5.3	Access to information	29
	5.4	Dispute resolution procedure	29

6.	Steps for Implementation		30
	6.1	Biota’s obligations in respect of the Transactions	30
	6.2	Nabi’s obligations in respect of the Transactions	33
	6.3	Preparation of Scheme Booklet	35
	6.4	Preparation of Nabi Proxy Statement	37
	6.5	Nabi Board as of Implementation Date	38
	6.6	Nabi Management as of Implementation Date	38
	6.7	Indemnification	38

7.	Conduct of Business and Requests for Access		38
	7.1	Conduct of business	38
	7.2	Access to information and co-operation	39
	7.3	No Regulated Events	39
	7.4	Restriction on Cash payments	40
	7.5	Amendment of CVR Agreement	40

8.	Board Recommendations		40
	8.1	Biota Board recommendation	40
	8.2	Nabi Board recommendation	41

9.	Public Announcements, Communications and Confidentiality		42
	9.1	Required announcements	42
	9.2	Agreement on other Communications	42
	9.3	Disclosure on termination of this Agreement	43

Merger Implementation Agreement

	9.4	Confidentiality Agreement	43

10.	Representations and Warranties		43
	10.1	Nabi representations and warranties	43
	10.2	Biota representations and warranties	51
	10.3	Reliance by parties	57
	10.4	Notifications	58
	10.5	Status of representations and warranties	58
	10.6	Disclosures	58

11.	Exclusivity		58
	11.1	Termination of existing discussions	58
	11.2	No shop restriction	58
	11.3	No talk restriction	59
	11.4	No due diligence	59
	11.5	Notification of approach	59
	11.6	Exceptions	60
	11.7	Normal provision of information	61

12.	Break Fees		62
	12.1	Payment of costs	62
	12.2	Biota Break Fee	62
	12.3	Nabi Break Fee	63
	12.4	Compliance with law	63
	12.5	Time for payment	64

13.	Termination		64
	13.1	Termination by either party	64
	13.2	Termination by Nabi	64
	13.3	Termination by Biota	65
	13.4	Effect of termination	65

14.	GST		65
	14.1	Recovery of GST	65
	14.2	Liability net of GST	65
	14.3	Adjustment events	65
	14.4	Cost exclusive of GST	65
	14.5	Survival	66
	14.6	Definitions	66

15.	Miscellaneous		66
	15.1	Notices	66
	15.2	No waiver	67
	15.3	Remedies cumulative	68
	15.4	Entire agreement	68
	15.5	Amendment	68
	15.6	Assignment	68
	15.7	No merger	68
	15.8	Further assurances	68
	15.9	Costs and duty	68
	15.10	Severability of provisions	69

Merger Implementation Agreement

15.11	Governing law and jurisdiction	69
15.12	Counterparts	69

Schedule 1	70
Regulatory Approvals	70

Schedule 2	71
Merged Group Board and Senior Management	71

Schedule 3	73
Form of Nabi Closing Net Cash Balance Certificate	73

Schedule 4	74
Knowledge	74

Annexure A	77
Nabi Public Announcement	77

Annexure B	78
Biota Public Announcement	78

Merger Implementation Agreement

Date	2012

Parties

1.	Biota Holdings Limited ACN 006 479 081 of Unit 10, 585 Blackburn Road, Notting Hill, Victoria 3168 (Biota).

2.	Nabi Biopharmaceuticals of 12270 Wilkins Avenue, Rockville, Maryland 20852 (Nabi).

Recitals

A	Biota and Nabi propose to undertake a merger by means of Nabi acquiring all of Biota’s issued shares pursuant to a scheme of arrangement in consideration for Nabi issuing Nabi shares to Biota shareholders.

B	Biota and Nabi have agreed to implement the merger, upon and subject to the terms and conditions of this Agreement.

It is agreed as follows.

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

1933 Act means the United States Securities Act of 1933, as amended.

1934 Act means the United States Securities Exchange Act of 1934, as amended.

ACCC means the Australian Competition and Consumer Commission.

Accounting Principles means the generally accepted accounting principles in the United States consistently applied.

Accounting Standards means:

(a)	the accounting standards made by the Australian Accounting Standards Board from time to time for the purposes of the Corporations Act;

(b)	the requirements of the Corporations Act in relation to the preparation and content of accounts; and

(c)	generally accepted accounting principles and practices in Australia consistently applied, except those principles and practices which are inconsistent with the standards or requirements referred to in paragraph (a) or (b).

Adviser means, in relation to an entity, a financier, financial adviser, corporate adviser, legal adviser, or technical or other expert adviser or consultant who provides advisory services in a professional capacity to the market in general and who has been engaged by that entity.

Agreed Termination Payments means payments to employees of Nabi Group Members, other than those employees notified by Biota to Nabi prior to the Implementation Date, which;

(a)	the parties agree may be made in respect of the termination of the employment of such employees; and

(b)	have been quantified on the basis of the advice of Nabi’s outside tax advisers.

Merger Implementation Agreement

Announcement Date means:

(a)	the date on which this Agreement is executed; or

(b)	if this Agreement is executed on a day that is not a Trading Day, the first Trading Day immediately following the day of execution.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) or, as the context requires, the financial market known as the ASX operated by it.

ASX Listing Rules means the official listing rules of ASX.

ATO means the Australian Taxation Office.

Biota Board means the board of directors of Biota (as constituted from time to time), and includes any authorised committee of directors.

Biota Break Fee means an amount equal to $2 million (exclusive of GST).

Biota Director means a director of Biota.

Biota Disclosed Information means all information (in whatever form) provided by Biota and its Representatives to Nabi and its Representatives either:

(a)	in the on-line data room established (including management presentations and in response to requests for information provided in the on-line data room); or

(b)	in writing to the Chief Executive Officer of Nabi, in connection with the Transactions before entry into this Agreement.

Biota ESP means:

(a)	the equity incentive programs conducted under the Biota employee option plan, being the Equity Retention Incentive program and the TSR Equity Incentive program; and

(b)	the Biota Executive Deferred Bonus Plan.

Biota Group means Biota and its Related Bodies Corporate.

Biota Group Member means a member of the Biota Group.

Biota Properties means all real property owned, leased, licensed or otherwise occupied by Biota.

Biota Public Announcement means the public announcement to be made by Biota in the form of annexure B.

Biota Material Adverse Change means any effect, event, occurrence or matter that individually or when aggregated with all such effects, events, occurrences or matters:

(a)	diminishes, or is reasonably likely to diminish, (whether now or in the future) the consolidated net assets of the Biota Group by an amount equal to $5 million or more, as compared to the consolidated net assets of the Biota Group as at 31 December 2011 reported in Biota’s financial statements for the financial half-year ended 31 December 2011; or

(b)	has the result that the Biota Group is unable to carry on its business in substantially the same manner as carried on as at the date of this Agreement, or that otherwise materially and adversely affects the prospects of the Biota Group,

Merger Implementation Agreement

other than an effect, event, occurrence or matter:

(c)	required to be undertaken or procured by the Biota Group pursuant to the Transaction Documents;

(d)	to the extent that effect, event, occurrence or matter is fairly disclosed in the Biota Disclosed Information;

(e)	resulting from or arising in connection with any change affecting the financial or securities markets in the United States of America or Australia or changes affecting the United States of America economy generally or the Australian economy generally or the economy of any region in which the Biota Group conducts business, unless such effect, event, occurrence or matter has had or would reasonably be expected to have a materially disproportionate adverse impact on the financial condition, properties, business or results of operations of the Biota Group, taken as a whole, relative to other persons operating in the same industries as the Biota Group;

(f)	resulting from changes that affect the industry in which Biota conducts business, unless such effect, event, occurrence or matter has had or would reasonably be expected to have a materially disproportionate adverse impact on the financial condition, properties, business or results of operations of the Biota Group, taken as a whole, relative to other persons operating in the same industries as the Biota Group;

(g)	resulting from changes in the market price or trading volume of Biota shares (it being understood that the facts or occurrences giving rise to or contributing to such change in the market price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Biota Material Adverse Change);

(h)	resulting from the failure of Biota to meet any operating projections or forecasts, or published revenue or earnings projections (it being understood that the facts or occurrences giving rise to or contributing to such failure to meet operating projections or forecasts, or published revenue or earnings projections may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Biota Material Adverse Change);

(i)	resulting from or arising in connection with the announcement, existence or performance (in accordance with its terms) of this Agreement, the Scheme, or the Transactions; or

(j)	resulting from or arising in connection any suit, investigation, proceeding, action or claim or threatened suit, investigation, proceeding, action or claim involving the Biota Group relating to this Agreement, the Merger or any other transaction contemplated by this Agreement, including without limitation, any such suit, investigation, proceeding, action or claim or threatened suit, investigation, proceeding, action or claim arising from allegations of breach of fiduciary duty or other violation of applicable law.

Biota Provided Proxy Statement Information means all information regarding the Biota Group and the Merged Group (except to the extent the information in relation to the Merged Group is derived from information regarding the Nabi Group) that is provided by or on behalf of Biota to Nabi or any of its Representatives to enable the Nabi Proxy Statement to be prepared and completed in accordance with clause 6.2 and any updates to that information prepared by or on behalf of Biota in accordance with clause 6.1(x).

Biota Provided Scheme Booklet Information means all information included in the Scheme Booklet, and any updates to that information prepared by or on behalf of Biota in accordance with clause 6.1(k), other than:

(a)	the Nabi Provided Scheme Booklet Information and any information solely derived from, or prepared solely in reliance on, the Nabi Provided Scheme Booklet Information; and

(b)	the Independent Expert’s Report and any Investigating Accountant’s Report.

Merger Implementation Agreement

Biota Register means the register of members of Biota maintained by or on behalf of Biota in accordance with section 168(1) of the Corporations Act.

Biota Regulated Event means the occurrence of any of the following events (other than as required to be undertaken or procured by the Biota Group pursuant to, or otherwise as contemplated by, the Transaction Documents, or to the extent fairly disclosed in writing by Biota to Nabi prior to the date of this Agreement for the purpose of being an exception to a “Biota Regulated Event”, or as otherwise agreed to in writing by Nabi, which agreement shall not be unreasonably withheld by Nabi):

(a)	Biota or any Subsidiary of Biota converts all or any of its securities into a larger or smaller number of securities;

(b)	Biota or any Subsidiary of Biota reduces, or resolves to reduce, its capital stock in any way;

(c)	Biota or any Subsidiary of Biota materially reduces its insurance coverage that results in a material increase in exposure to risk;

(d)	Biota or any Subsidiary of Biota:

(i)	enters into a buy-back agreement; or

(ii)	resolves to approve the terms of a buy-back agreement;

(e)	Biota or any of its Subsidiaries issues securities, or grants an option over or to subscribe for its securities, or agrees to make such an issue or grant such an option, other than to a Wholly-Owned Subsidiary of Biota or in connection with a dividend reinvestment plan (including pursuant to any underwriting of that plan) or any security issued upon conversion or exercise of rights attaching to any security issued as at the date of this Agreement under an employee incentive arrangement), and excluding any Biota Shares issued by Biota as a result of the exercise of Biota Share Rights in existence as at the date of this Agreement;

(f)	Biota or any of its Subsidiaries issues, or agrees to issue, convertible notes or any other security or instrument convertible into shares, other than an issue by a Subsidiary of Biota to Biota or another Subsidiary of Biota;

(g)	Biota or any of its Subsidiaries issues, or agrees to issue, or grants an option to subscribe for, debentures (as defined in section 9 of the Corporations Act), other than to a Wholly-Owned Subsidiary of Biota;

(h)	Biota or any Subsidiary of Biota agrees to pay, declares, pays or makes, or incurs a liability to pay or make, a dividend or any other form of distribution of profits or capital, other than the declaration and payment by any Subsidiary of Biota of a dividend, where the recipient of that dividend is Biota or a Wholly-Owned Subsidiary of Biota;

(i)	Biota or any Subsidiary of Biota makes any material change to its constitution;

(j)	Biota or any Subsidiary of Biota disposes, or agrees to dispose, of shares in a Related Body Corporate of Biota;

(k)	Biota or any of its Subsidiaries:

(i)	acquires, leases or disposes of;

(ii)	agrees to acquire, lease or dispose of; or

(iii)	offers, proposes or announces a bid or tenders for,

Merger Implementation Agreement

any entity, business or assets, other than:

(iv)	trading inventories and consumables in the ordinary and usual course of business; or

(v)	where the value of such entity, business or assets, or the amount involved in the relevant transaction, exceeds $1 million (either individually or, in the case of related businesses or classes of assets or a series of related transactions, collectively);

(l)	Biota or any Subsidiary of Biota creates, or agrees to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or assets;

(m)	Biota or any Subsidiary of Biota enters into any contract or commitment (or any series of related contracts or commitments) that:

(i)	is for a period of 3 years or more; or

(ii)	requires or may result in expenditure by Biota (either alone or together with any Subsidiary of Biota) of $1 million or more in any year,

or Biota or any Subsidiary of Biota undertakes or agrees or commits to undertake capital expenditure in excess of $1 million, except for any contract or commitment (or any series of related contracts or commitments) where any expenditure by Biota may be reimbursable;

(n)	Biota or any Subsidiary of Biota incurs any financial indebtedness or issues any indebtedness or debt securities, other than in the ordinary course of business or pursuant to advances under its credit facilities in existence as at the date of this Agreement where the funds drawn pursuant to those advances are used in the ordinary course of business or in connection with a purpose that is contemplated and permitted in paragraph (j) of this definition;

(o)	Biota or any Subsidiary of Biota makes any loans, advances or capital contributions to, or investments in, any other person, other than to or in Biota or any Wholly-Owned Subsidiary of Biota in the ordinary course of business, or otherwise in the ordinary course of business;

(p)	Biota or any Subsidiary of Biota:

(i)	increases the remuneration or compensation of any executive director or executive of Biota or any Subsidiary of Biota other than in accordance with Biota’s normal salary review procedure conducted in good faith and in the ordinary and usual course of business on the basis of principles consistent with those applied for Biota’s normal salary review procedure in 30 June 2012; or

(ii)	makes or agrees to make any material change to the terms of, or waives any claims or rights under, or waives the benefit of any provisions of, any contract of employment with any executive of Biota or of any Subsidiary of Biota;

(q)	Biota or any Subsidiary of Biota:

(i)	changes the terms of any Material Contract;

(ii)	pays, discharges or satisfies any claims, liabilities or obligations under any Material Contract other than the payment, discharge or satisfaction consistent with past practice and in accordance with its terms and not exceeding $250,000; or

(iii)	waives any material claims or rights under, or waives the benefit of any provision of, any Material Contract,

Merger Implementation Agreement

where the consequences of such action are material to Biota or the relevant Subsidiary of Biota;

(r)	Biota or any of its material Subsidiaries resolves that it be wound up or an application or order is made for the winding up or dissolution of Biota or any of its material Subsidiaries other than where the application or order (as the case may be) is set aside within 14 days;

(s)	a liquidator or provisional liquidator of Biota or any of its material Subsidiaries is appointed;

(t)	a court makes an order for the winding up of Biota or any of its material Subsidiaries;

(u)	an administrator of Biota or of any of its material Subsidiaries is appointed under the Corporations Act;

(v)	Biota or any of its material Subsidiaries ceases, or threatens to cease, to carry on business,;

(w)	Biota or any of its material Subsidiaries executes a deed of company arrangement;

(x)	a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of the property of Biota or any of its material Subsidiaries;

(y)	Biota or any of its material Subsidiaries is deregistered as a company or otherwise dissolved;

(z)	Biota or any of its material Subsidiaries is or becomes unable to pay its debts when they fall due; or

(aa)	the trustee of any trust in which Biota or any Subsidiary of Biota has an interest of more than 50% and that would, if it were a company, be a material Subsidiary of Biota undertaking an action in respect of that trust if the corresponding action, in the case of Biota and its material Subsidiaries, would (mutatis mutandis) constitute a Biota Regulated Event.

Biota Share means a fully paid ordinary share in Biota.

Biota Share Right means a right to receive a Biota Share (by issue or transfer) issued by Biota under the Biota ESP.

Biota Shareholder means a person who is registered in the Biota Register as a holder of Biota Shares from time to time.

Business Day means any day that is each of the following:

(a)	a Business Day within the meaning given in the ASX Listing Rules; and

(b)	a day that banks are open for business in both Melbourne and Rockville.

Cash means money standing to the credit of Nabi or any Nabi Group Member in a bank account.

Code means the United States of America Internal Revenue Code of 1986, as amended.

Communications means all forms of communications, whether written, oral, in electronic format or otherwise, and whether direct or indirect via agents or Representatives.

Competition Law means the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the FTC Act, as amended, and any other state, federal, national, international, or supra-national law, statute, ordinance, rule, regulation, judgment, order, decree, or other legal provision that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolisation, abuse of dominance, restraint of trade, or substantial lessening of competition.

Competing Proposal means either a Competing Proposal for Nabi or a Competing Proposal for Biota, as the case requires.

Competing Proposal for Biota means any proposed or possible transaction or arrangement pursuant to which, if ultimately completed, a Third Party would

Merger Implementation Agreement

(a)	directly or indirectly, acquire a Relevant Interest in or become the holder of:

(i)	more than 20% of the Biota Shares;

(ii)	the whole or a substantial part or a material part of the business or property of Biota or the Biota Group;

(b)	acquire control of Biota, within the meaning of section 50AA of the Corporations Act; or

(c)	otherwise acquire or merge with Biota (including but not limited to by a reverse takeover bid, reverse scheme of arrangement or dual listed companies structure).

Competing Proposal for Nabi means any proposed or possible transaction or arrangement pursuant to which, if ultimately completed, a Third Party would

(a)	directly or indirectly, acquire a Relevant Interest in or become the holder of:

(i)	more than 20% of the Nabi Shares;

(ii)	the whole or a substantial part or a material part of the business or property of Nabi or the Nabi Group;

(b)	acquire control of Nabi, within the meaning of section 50AA of the Corporations Act; or

(c)	otherwise acquire or merge with Nabi.

Conditions Precedent means the conditions precedent set out in clause 3.1.

Confidentiality Agreement means the agreement of that name between Nabi and Biota dated 18 November 2011.

Contingent Value Right means contingent value rights with respect to certain payment rights arising from the sale, transfer, license or a similar transaction of NicVAX, which may be issued by Nabi, at its sole and absolute discretion, to the Nabi Stockholders prior to the Implementation Date, pursuant to the terms of the CVR Agreement.

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Supreme Court of Victoria or such other court of competent jurisdiction as Nabi and Biota may agree in writing.

CVR Agreement means an agreement with respect to the Contingent Value Right, the form of which has been agreed to by Nabi and Biota prior to the date of this Agreement.

Delaware Law means the General Corporation Law of the State of Delaware.

DOJ means the Department of Justice of the Unites States of America.

Effective means, when used in relation to the Scheme, the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act in relation to the Scheme.

Effective Date means the date on which the Scheme becomes Effective.

Encumbrance means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Encumbrance” shall not include (i) statutory liens for Taxes, which are not yet due and payable, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation,

Merger Implementation Agreement

unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favour of carriers, warehousemen, mechanics and materialmen, to secure claims for labour, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

End Date means 31 October 2012, or such later date as Nabi and Biota may agree in writing.

Enterprise Agreement has the meaning given in section 12 of the Fair Work Act 2009 (Cth).

Exclusivity Period means the period commencing on the date of this Agreement and ending on the earlier of:

(a)	the termination of this Agreement in accordance with its terms;

(b)	the Implementation Date; and

(c)	the End Date.

First Court Date means the first day of hearing of an application made to the Court by Biota for orders, pursuant to section 411(1) of the Corporations Act, convening the Scheme Meeting or, if the hearing of such application is adjourned for any reason, means the first day of the adjourned hearing.

FTC means the Federal Trade Commission of the United States of America.

Fund means each superannuation fund or equivalent arrangement to which Biota contributes, or is required to contribute, in respect of any employee or any consultant engaged by Biota.

Governmental Agency means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, tribunal, agency, competition authority or entity and includes any minister (including, for the avoidance of doubt, the Commonwealth Treasurer), ASIC, the ACCC, the ATO, ASX, the Australian Takeovers Panel, SEC, NASDAQ, the FTC, the Antitrust Division of the DOJ and any regulatory organisation established under statute or any stock exchange.

GST has the meaning given in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Law has the meaning given in the GST Act.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Implementation Date means the date that is three Business Days after the Record Date, or such other date as Biota and Nabi may agree in writing or as may be required by ASX.

Independent Expert means an independent expert to be engaged by Biota to express an opinion on whether the Scheme is in the best interests of Biota Shareholders.

Independent Expert’s Report means the report from the Independent Expert commissioned by Biota for inclusion in the Scheme Booklet, and any update to such report that the Independent Expert issues prior to the Scheme Meeting.

Ineligible Foreign Biota Shareholder means a Scheme Shareholder whose address as shown in the Biota Register (as at the Record Date) is in a place outside Australia and its external territories, New Zealand, the United States of America and the United Kingdom, unless Nabi is satisfied, acting reasonably, that the laws of that place permit the allotment and issue of New Nabi Shares to that Scheme Shareholder pursuant to the Scheme, either unconditionally or after compliance with conditions that Nabi in its sole discretion regards as acceptable and not unduly onerous or impracticable.

Merger Implementation Agreement

Investigating Accountant’s Report means any accountant’s report commissioned or the purposes of inclusion in the Scheme Booklet.

Knowledge, known, aware or awareness (or any variation thereof) means, with respect to Biota, the actual knowledge after reasonable inquiry of the persons listed in Part A of Schedule 4 attached hereto, and with respect to Nabi, the actual knowledge after reasonable inquiry of the persons listed in Part B of Schedule 2 attached hereto but only to the extent that such persons are employees of Nabi or Biota at the time knowledge is deemed to have been imparted in this Agreement.

Last Balance Date means 31 December 2011.

Material Contract means any agreement, arrangement or understanding to which:

(a)	with respect to a Biota Material Contract – any Biota Group Member is party, that:

(i)	has a term of 3 years or more from the date of this Agreement, and requires or may result in expenditure by any Biota Group Member (either alone or together with any other Biota Group Member) of $250,000 or more in total;

(ii)	requires or may result in expenditure by any Biota Group Member (either alone or together with any other Biota Group Member) of $1 million or more in any year; or

(iii)	is otherwise material to the business or operations of any Biota Group Member;

(b)	with respect to a Nabi Material Contract – any Nabi Group Member is party, that:

(i)	has a term of 3 years or more from the date of this Agreement, and requires or may result in expenditure by any Nabi Group Member (either alone or together with any other Nabi Group Member) of $250,000 or more in total;

(ii)	requires or may result in expenditure by any Nabi Group Member (either alone or together with any other Nabi Group Member) of $1 million or more in any year; or

(iii)	is otherwise material to the business or operations of any Nabi Group Member.

Merger means the merger of Biota and Nabi as contemplated by this Agreement.

Merged Group means Nabi and its Related Bodies Corporate, immediately after implementation of the Transactions.

Modern Award has the meaning given in section 12 of the Fair Work Act 2009 (Cth).

Nabi Auditor means Ernst & Young.

Nabi Board means the board of directors of Nabi.

Nabi Break Fee means an amount equal to $2 million (exclusive of GST).

Nabi Cash Balance Offsets means amounts payable or likely to be become payable by the Nabi Group in respect of any business activities carried out by Nabi on or prior to the Implementation Date, including the matters agreed upon by Biota and Nabi prior to the date of this Agreement, and as otherwise determined in accordance with clause 5.

Nabi Charter Amendment means the amendment to the certificate of incorporation of Nabi, reflecting: (i) the increase in the authorised number of Nabi Shares to 200 million, to allow for additional issuances, including the issuance of the New Nabi Shares; (ii) the reverse stock split whereby each eight, seven, six, five or four Nabi Shares (the final number to be determined by the Nabi Board in its sole discretion) would be consolidated into one Nabi Share after the Implementation Date; (iii) the change in the name of Nabi to Biota Pharmaceuticals, Inc.; provided that the amendment relating to (ii) and (iii) will be filed with the State of Delaware and become effective immediately after the Implementation Date.

Merger Implementation Agreement

Nabi Charter Amendment Proposal means the proposals to be voted upon by Nabi Stockholders to approve the amendments contemplated in the Nabi Charter Amendment (such proposals to be voted upon by Nabi Stockholders at the Nabi Merger Approval Meeting and that, to be approved, require the affirmative vote of holders of a majority of the issued and outstanding Nabi Shares on the record date for the Nabi Merger Approval Meeting).

Nabi Closing Net Cash Balance means the amount shown against that line item in a Nabi Closing Net Cash Balance Certificate.

Nabi Closing Net Cash Balance Certificate means a certificate prepared in accordance with the Accounting Principles and signed and dated by the Chief Executive Officer and Chief Financial Officer of Nabi, and the Chief Accounting Officer and Controller of Nabi, in the form set out in Schedule 3 (including the attachment referred to therein).

Nabi Deed Poll means a deed poll to be executed by Nabi in favour of the Scheme Shareholders, substantially in the form agreed by Nabi and Biota prior to the date of this Agreement.

Nabi Disclosed Information means all information (in whatever form) provided by Nabi or any of its Representatives to Biota or any of its Representatives either:

(a)	in the on-line data room established (including management presentations and in response to requests for information provided in the on-line data room); or

(b)	in writing to the Chief Executive Officer or Chief Financial Officer of Biota,

in connection with the Transactions before entry into this Agreement.

Nabi Equity Award means a stock option or restricted stock award with respect to Nabi Shares issued by Nabi under the Nabi Stock Plans.

Nabi Group means Nabi and its Related Bodies Corporate prior to implementation of the Transactions.

Nabi Group Member means a member of the Nabi Group.

Nabi Material Adverse Change means any effect, event, occurrence or matter that individually or when aggregated with all such effect, events, occurrences or matters:

(a)	is reasonably likely to diminish (whether now or through the Implementation Date), the Nabi Closing Net Cash Balance as shown in the Nabi closing Net Cash Balance Certificate to be provided by Nabi on the Implementation Date to below US $54 million; or

(b)	has the result that the Nabi Group is unable to carry on its business in substantially the same manner as carried on as at the date of this Agreement, or that otherwise materially and adversely affects the prospects of the Nabi Group, other than an effect, event, occurrence or matter:

(c)	required to be undertaken or procured by the Nabi Group pursuant to the Transaction Documents;

(d)	which is a Permissible Nabi Stockholder Cash Transaction;

(e)	to the extent that effect, event, occurrence or matter is fairly disclosed in the Nabi Disclosed Information;

(f)

resulting from or arising in connection with any change affecting the financial or securities markets in the United States of America or Australia or changes affecting the United States of America economy generally or the Australian economy generally or the economy of any region in which the Nabi Group conducts business, unless such effect, event, occurrence or matter has had or would reasonably be expected to have a materially disproportionate adverse impact on the financial condition, properties,

Merger Implementation Agreement

business or results of operations of the Nabi Group, taken as a whole, relative to other persons operating in the same industries as the Nabi Group;

(g)	resulting from changes that affect the industry in which Nabi conducts business, unless such effect, event, occurrence or matter has had or would reasonably be expected to have a materially disproportionate adverse impact on the financial condition, properties, business or results of operations of the Nabi Group, taken as a whole, relative to other persons operating in the same industries as the Nabi Group;

(h)	resulting from changes in the market price or trading volume of Nabi shares (it being understood that the facts or occurrences giving rise to or contributing to such change in the market price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Nabi Material Adverse Change);

(i)	resulting from the failure of Nabi to meet any operating projections or forecasts, or published revenue or earnings projections (it being understood that the facts or occurrences giving rise to or contributing to such failure to meet operating projections or forecasts, or published revenue or earnings projections may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Nabi Material Adverse Change);

(j)	resulting from or arising in connection with the termination of employees;

(k)	resulting from or arising in connection with the announcement, existence or performance (in accordance with its terms) of this Agreement, the Scheme, or the Transactions; or

(l)	resulting from or arising in connection any suit, investigation, proceeding, action or claim or threatened suit, investigation, proceeding, action or claim involving the Nabi Group relating to this Agreement, the Merger or any other transaction contemplated by this Agreement, including without limitation, any such suit, investigation, proceeding, action or claim or threatened suit, investigation, proceeding, action or claim arising from allegations of breach of fiduciary duty or other violation of applicable law.

Nabi Merger Approval Meeting means a meeting of Nabi Stockholders convened to vote on the Nabi Merger Proposals, including any adjournment or postponement thereof.

Nabi Merger Proposals means the Nabi Charter Amendment Proposal and the Nabi Share Issue Proposal.

Nabi Provided Proxy Statement Information means all information included in the Nabi Proxy Statement and any updates to that information prepared by or on behalf of Nabi in accordance with clause 6.2(c), other than the Biota Provided Proxy Statement Information and any information solely derived from, or prepared solely in reliance on, the Biota Provided Proxy Statement Information.

Nabi Provided Scheme Booklet Information means all information regarding the Nabi Group, the Merged Group (but only to the extent the information in relation to the Merged Group is derived from information regarding the Nabi Group), the New Nabi Shares and the Nabi Shares that is provided by or on behalf of Nabi to Biota or any of its Representatives to enable the Scheme Booklet to be prepared and completed in accordance with clause 6.1, and any updates to that information provided by or on behalf of Nabi to Biota or any its Representatives in accordance with clause 6.2(j).

Nabi Properties means all real property owned, leased, licensed or otherwise occupied by Nabi.

Nabi Proxy Statement means the proxy statement relating to the Nabi Merger Approval Meeting, as amended or supplemented from time to time and including all letters to stockholders, notices of meeting and forms of proxies to be distributed to Nabi Stockholders in connection with the Nabi Merger Proposals) and any schedules required to be filed with the SEC in connection therewith.

Nabi Public Announcement means the public announcement to be made by Nabi in the form of annexure A.

Merger Implementation Agreement

Nabi Register means the register of stockholders of Nabi maintained by or on behalf of Nabi.

Nabi Regulated Event means the occurrence of any of the following events (other than as required to be undertaken or procured by the Nabi Group pursuant to, or otherwise as contemplated by, the Transaction Documents, a Permissible Nabi Stockholder Cash Transaction, Permitted Pre-Implementation Payments or to the extent fairly disclosed in writing by Nabi to Biota prior to the date of this Agreement for the purpose of being an exception to a “Nabi Regulated Event”, or as otherwise agreed to in writing by Biota, which agreement shall not be unreasonably withheld by Biota):

(a)	Nabi or any Subsidiary of Nabi converts all or any of its securities into a larger or smaller number of securities;

(b)	Nabi or any Subsidiary of Nabi reduces, or resolves to reduce its capital stock in any way;

(c)	Nabi or any Subsidiary of Nabi materially reduces its insurance coverage that results in a material increase in exposure to risk;

(d)	Nabi or any Subsidiary of Nabi:

(i)	enters into a buy-back agreement; or

(ii)	resolves to approve the terms of a buy-back agreement.

(e)	Nabi or any Subsidiary of Nabi issues securities, or grants an option over or to subscribe for its securities, or agrees to make such an issue or grant such an option, other than:

(i)	to Nabi Stockholders in connection with the Contingent Value Rights, which may be issued at the sole and absolute discretion of Nabi;

(ii)	amendments to existing options held by employees that are being terminated by Nabi in order to accelerate the vesting of such options; or

(iii)	to a Wholly-Owned Subsidiary of Nabi or in connection with a dividend reinvestment plan (including pursuant to any underwriting of that plan) or any security issued upon conversion or exercise of rights attaching to any security issued under an employee incentive arrangement, and excluding any Nabi Shares issued by Nabi as a result of the exercise of Nabi Equity Awards in existence as at the date of this Agreement;

(f)	Nabi or any Subsidiary of Nabi issues, or agrees to issue, convertible notes or any other security or instrument convertible into shares, other than an issue by a Subsidiary of Nabi to Nabi or another Subsidiary of Nabi;

(g)	Nabi or any of its Subsidiaries issues, or agrees to issue, or grants an option to subscribe for, indebtedness for borrowed money, other than to a Wholly-Owned Subsidiary of Nabi;

(h)	Nabi or any Subsidiary of Nabi agrees to pay, declares, pays or makes, or incurs a liability to pay or make, a dividend or any other form of distribution of profits or capital, other than:

(i)	the declaration and issuance by Nabi of the Contingent Value Right; or

(ii)	the declaration and payment by any Subsidiary of Nabi of a dividend, where the recipient of that dividend is Nabi or a Wholly-Owned Subsidiary of Nabi;

(i)	Nabi or any Subsidiary of Nabi makes any material change to its certificate of incorporation or its bylaws, other than:

(i)	any change to its authorised capital envisaged by the Nabi Charter Amendment Proposal; or

(ii)	any change to its name envisaged by the Nabi Charter Amendment Proposal;

Merger Implementation Agreement

(j)	Nabi or any Subsidiary of Nabi disposes, or agrees to dispose, of shares in a Related Body Corporate of Nabi;

(k)	Nabi or any of its Subsidiaries:

(i)	acquires, leases or disposes of;

(ii)	agrees to acquire, lease or dispose of; or

(iii)	offers, proposes or announces a bid or tenders for,

any entity, business or assets, other than:

(iv)	trading inventories and consumables in the ordinary and usual course of business; or

(v)	where the value of such entity, business or assets, or the amount involved in the relevant transaction, exceeds $250,000 (either individually or, in the case of related businesses or classes of assets or a series of related transactions, collectively);

(l)	Nabi or any Subsidiary of Nabi creates, or agrees to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part of its business or assets;

(m)	Nabi or any Subsidiary of Nabi enters into any contract or commitment (or any series of related contracts or commitments) that:

(i)	is for a period of 12 months or more; or

(ii)	requires or may result in expenditure by Nabi (either alone or together with any Subsidiary of Nabi) of $250,000 or more in any year,

or Nabi or any Subsidiary of Nabi undertakes capital expenditure in excess of $250,000;

(n)	Nabi or any Subsidiary of Nabi incurs any financial indebtedness or issues any indebtedness or debt securities, other than in the ordinary course of business or pursuant to advances under its credit facilities in existence as at the date of this Agreement where the funds drawn pursuant to those advances are used in the ordinary course of business or in connection with a purpose that is contemplated and permitted in paragraph (j) of this definition;

(o)	Nabi or any Subsidiary of Nabi makes any loans, advances or capital contributions to, or investments in any other person, other than to or in Nabi or any Wholly-Owned Subsidiary of Nabi in the ordinary course of business, or otherwise in the ordinary course of business;

(p)	Nabi or any Subsidiary of Nabi:

(i)	increases the remuneration or compensation of any employee, officer or director of Nabi or any Subsidiary of Nabi other than in accordance with Nabi’s normal salary review procedure conducted in good faith and in the ordinary and usual course of business on the basis of principles consistent with those applied for Nabi’s normal salary review procedure in 2011; or

(ii)	makes or agrees to make any material change to the terms of, or waives any claims or rights under, or waives the benefit of any provisions of, any contract of employment with any executive of Nabi or of any Subsidiary of Nabi, other than amendments to existing options held by employees being terminated by Nabi in order to accelerate the vesting of such options;

(q)	Nabi or any Subsidiary of Nabi:

(i)	changes the terms of any Material Contract;

(ii)	pays, discharges or satisfies any claims, liabilities or obligations under any Material Contract other than the payment, discharge or satisfaction consistent with past practice and in accordance with its terms and not exceeding $250,000; or

Merger Implementation Agreement

(iii)	waives any material claims or rights under, or waives the benefit of any provision of, any Material Contract,

where the consequences of such action are material to Nabi or the relevant Subsidiary of Nabi;

(r)	Nabi or any of its material Subsidiaries resolves that it be wound up or an application or order is made for the winding up or dissolution of Nabi or any of its material Subsidiaries other than where the application or order (as the case may be) is set aside within 14 days;

(s)	a liquidator or provisional liquidator of Nabi or any of its material Subsidiaries is appointed;

(t)	a court makes an order for the winding up of Nabi or any of its material Subsidiaries;

(u)	an administrator of Nabi or of any of its material Subsidiaries is appointed;

(v)	Nabi or any of its material Subsidiaries ceases, or threatens to cease, to carry on business;

(w)	Nabi or any of its material Subsidiaries executes a deed of company arrangement;

(x)	a receiver, or a receiver and manager, is appointed in relation to the whole, or a substantial part, of the property of Nabi or any of its material Subsidiaries;

(y)	Nabi or any of its material Subsidiaries is deregistered as a company or otherwise dissolved;

(z)	Nabi or any of its material Subsidiaries is or becomes unable to pay its debts when they fall due; or

(aa)	the trustee of any trust in which Nabi or any Subsidiary of Nabi has an interest of more than 50% and that would, if it were a company, be a material Subsidiary of Nabi, undertaking an action in respect of that trust if the corresponding action, in the case of Nabi and its material Subsidiaries, would (mutatis mutandis) constitute a Nabi Regulated Event.

Nabi Share means a share of common stock, par value US $.10 per share, of Nabi.

Nabi Share Issue Proposal mean the proposal to be voted upon by Nabi Stockholders pursuant to the NASDAQ Marketplace Rules to authorise the issuance of the New Nabi Shares to Scheme Shareholders as Scheme Consideration under the Scheme (such proposal to be voted upon by Nabi Stockholders at the Nabi Merger Approval Meeting and that, to be approved, requires the affirmative vote of the majority of the votes cast at the Nabi Merger Approval Meeting).

Nabi Stock Plans mean the Nabi equity incentive plans, including, without limitation, the Nabi Biopharmaceuticals 2007 Omnibus Equity and Incentive Plan.

Nabi Stockholder means a person who is registered in the Nabi Register as a holder of Nabi Shares from time to time.

Named Biota Employees means the persons set out in Part B of Schedule 2.

NASDAQ means the NASDAQ Global Select Stock Market, operated by NASDAQ OMX.

NASDAQ Marketplace Rules means the rules and listing requirements concerning NASDAQ listed companies and trading in NASDAQ.

New Nabi Share means a Nabi Share to be issued to Scheme Shareholders as Scheme Consideration under the Scheme.

NicVAX means NicVAX® or Nicotine Conjugate Vaccine.

Notice of Meeting means the notice convening the Scheme Meeting, together with the proxy form for the Scheme Meeting.

Officer means, in relation to an entity, any of its directors, officers and employees.

Merger Implementation Agreement

Permissible Nabi Stockholder Cash Transaction means one or more of an issuer tender offer, a dividend or a capital distribution by Nabi to Nabi Stockholders, to be launched or declared at Nabi’s sole and absolute discretion, provided that the applicable Nabi Closing Net Cash Balance Certificate provided by Nabi under clause 5.2(a)(ii) shows a Nabi Closing Net Cash Balance of no less than US $54 million.

Permitted Pre-Implementation Payments means:

(a)	the Agreed Termination Payments; and

(b)	any other Nabi Cash Balance Offsets that Biota agrees (agreement not to be unreasonably withheld) may be paid by Nabi between the Effective Date and the Implementation Date (both inclusive).

Proxy Statement Filing Date means the date on which the Nabi Proxy Statement (either in preliminary or definitive form) is filed with the SEC.

Proxy Statement Mailing Date means the date on which the Nabi Proxy Statement is first mailed to Nabi Stockholders.

Record Date means 7pm on the date that is five Business Days after the Effective Date, or such other date as may be agreed in writing between Nabi and Biota or as may be required by ASX.

Regulatory Approval means:

(a)	any approval, consent, authorisation, registration, filing, lodgment, permit, franchise, agreement, notarisation, certificate, permission, licence, direction, declaration, authority, waiver, modification or exemption from, by or with a Governmental Agency; or

(b)	in relation to anything that would be fully or partly prohibited or restricted by law if a Governmental Agency intervened or acted in any way within a specified period after lodgment, filing, registration or notification, the expiry of that period without intervention or action; and

it includes the matters referred to in Schedule 1.

Related Body Corporate when used in connection with the Biota Group, has the meaning given in the Corporations Act, and when used in connection with the Nabi Group means those companies controlled by and under common control of Nabi.

Relevant Interest has the meaning given in sections 608 and 609 of the Corporations Act in the case of a Competing Proposal for Biota or Nabi.

Representative means, in relation to a person:

(a)	a Related Body Corporate of the person; or

(b)	an Officer of the person or any of the person’s Related Bodies Corporate; or

(c)	an Adviser to the person or any of the person’s Related Bodies Corporate.

Review Certificate has the meaning given in clause 5.2(a)(i).

Review Period has the meaning given in clause 5.3.

Rights Agreement means the Rights Agreement between Nabi and American Stock Transfer and Trust Company LLC (as rights agent), dated 25 August 2011.

Scheme means a scheme of arrangement under Part 5.1 of the Corporations Act between Biota and Biota Shareholders substantially in the form agreed by Nabi and Biota prior to the date of this Agreement.

Scheme Booklet means the explanatory memorandum to be prepared in respect of the Scheme in accordance with the terms of this Agreement and to be despatched by Biota to Biota Shareholders, including the Independent Expert’s Report, any Investigating Accountant’s Report, the Scheme, the Nabi Deed Poll and the Notice of Meeting.

Merger Implementation Agreement

Scheme Consideration means the consideration to be provided to Scheme Shareholders under the terms of the Scheme for the transfer to Nabi of their Scheme Shares, as described in clause 4.

Scheme Meeting means the meeting of Biota Shareholders to be ordered by the Court to be convened under section 411(1) of the Corporations Act in relation to the Scheme, and includes any adjournment of that meeting.

Scheme Resolution means the resolution to be put to Biota Shareholders to approve the Scheme (such resolution to be put to Biota Shareholders at the Scheme Meeting and that, to be passed, must be approved by the requisite majorities of Biota Shareholders under section 411(4)(a)(ii) of the Corporations Act).

Scheme Shareholder means each person who is registered in the Biota Register as a holder of Scheme Shares as at the Record Date.

Scheme Shares means the Biota Shares on issue as at the Record Date.

SEC means the United States of America Securities and Exchange Commission.

Second Court Date means the first day of hearing of an application made to the Court by Biota for orders pursuant to section 411(4)(b) of the Corporations Act approving the Scheme or, if the hearing of such application is adjourned for any reason, means the first day of the adjourned hearing.

Subsidiary has the meaning given in the Corporations Act.

Superior Proposal means, in relation to any party, an unsolicited, bona fide written Competing Proposal (except with respect to provision (a)(i) of the definition of Competing Proposal for Biota or Competing Proposal for Nabi, the percentage threshold shall be 50% and not 20%) for the party, which the board of directors of that party determines, acting in good faith and after having taken advice from its financial and legal advisers:

(a)	is capable of being valued and completed, taking into account all aspects of the Competing Proposal, including its conditions; and

(b)	would, if completed substantially in accordance with its terms, be more favourable to:

(i)	in the case of Biota – the Biota Shareholders than the Merger viewed in aggregate, taking into account all the terms and conditions of the Competing Proposal; or

(ii)	in the case of Nabi – the Nabi Stockholders than the Merger viewed in aggregate, taking into account all the terms and conditions of the Competing Proposal,

after taking into account a qualitative assessment of the identity, reputation and financial standing of the party making the Competing Proposal.

Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) or either of them.

Taxes (including, with correlative meaning, the word Tax) includes any and all federal, state, county, local, foreign or other taxes, charges, duties, levies or other assessments imposed by any Tax authority, including all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, business and occupation, disability, employment, payroll, production, value added, GST, license, estimated, stamp, mortgage or recording, custom duties, severance, withholding or other taxes or any obligation to deduct or withhold fees, or assessments, together with any interest and penalties on or additions to any such Taxes.

Tax Returns (including, with correlative meaning, Tax Return) means federal, state, local and foreign returns (including elections, declarations, disclosures, schedules, estimates, and information returns), required to be filed with any Tax authority relating to Taxes.

Merger Implementation Agreement

Third Party when used in connection with Biota, means any of the following:

(a)	a person other than any Nabi Group Member; or

(b)	a consortium, partnership, limited partnership, syndicate or other group in which no Nabi Group Member has agreed in writing to be a participant; and

when used in connection with Nabi, means any of the following:

(c)	a person other than any Biota Group Member; or

(d)	a consortium, partnership, limited partnership, syndicate or other group in which no Biota Group Member has agreed in writing to be a participant.

Timetable means the indicative timetable in relation to the Merger, as agreed to by Nabi and Biota prior to the date of this Agreement, or such other indicative timetable as Nabi and Biota may agree in writing or as may be required by ASX or NASDAQ.

Trading Day has the meaning given in the ASX Listing Rules.

Transaction Documents means:

(a)	this Agreement;

(b)	the Scheme; and

(c)	the Nabi Deed Poll.

Transactions mean all of the transactions contemplated by this Agreement, including without limitation, the Scheme.

Transitional Instrument has the meaning given in the Fair Work (Transitional Provisions and Consequential Amendments) Act 2009 (Cth).

Unvested Biota Share Right means a Biota Share Right other than a Vested Biota Share Right.

Vested Biota Share Right means a Biota Share Right that has vested under the rules of the Biota ESP.

Wholly-Owned Subsidiary means, in relation to a party, a body corporate, all of the issued shares of which are or will be directly or indirectly owned by that party.

1.2	Interpretation

Headings are for convenience only and do not affect interpretation.

(a)	Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or a relevant part of it.

The following rules apply unless the context requires otherwise.

(b)	The singular includes the plural and conversely.

(c)	A gender includes all genders.

(d)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)	A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(f)	A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, this Agreement.

Merger Implementation Agreement

(g)	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(h)	A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.

(i)	A reference to legislation or to a provision of legislation includes a modification or re enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(j)	A reference to $ is to the lawful currency of Australia.

(k)	A reference to time is a reference to time in Melbourne.

(l)	If the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing must be done on the immediately succeeding Business Day.

(m)	The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.

(n)	A reference to a liability incurred by any person includes any liability of that person arising from or in connection with any obligation (including indemnities and all other obligations owed as principal or guarantor) whether liquidated or not, whether present, prospective or contingent and whether owed, incurred or imposed by or to or on account of or for the account of that person alone, severally or jointly or jointly and severally with any other person.

(o)	A reference to a loss incurred by any person includes any loss, liability, damage, cost, charge or expense that the person pays, incurs or is liable for and any other diminution of value of any description that the person suffers, including all liabilities on account of taxes or duties, all interest, penalties, fines and other amounts payable to third parties and all reasonable legal expenses and other expenses in connection with investigating or defending any claim, action, demand or proceeding, whether or not resulting in any liability, and all amounts paid in settlement of any such claims.

1.3	Best endeavours

A reference to a party using or obligation on a party to use its best endeavours does not oblige that party to:

(a)	pay money:

(i)	in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

(ii)	in circumstances that are commercially onerous or unreasonable in the context of this Agreement;

(b)	provide other valuable consideration to or for the benefit of any person; or

(c)	agree to commercially onerous or unreasonable conditions.

2.	Agreement to Proceed with Merger

Biota and Nabi agree to propose and implement the Merger upon and subject to the terms and conditions of this Agreement, and to use their best endeavours to do so as soon as is reasonably practicable and otherwise in accordance with the Timetable.

Merger Implementation Agreement

3.	Conditions Precedent and Pre-Implementation Steps

3.1	Conditions Precedent

Subject to this clause 3, the obligations of Biota under clause 6.1(o) and Nabi’s obligation to provide the Scheme Consideration in accordance with the Nabi Deed Poll and clause 6.2(n) are subject to the satisfaction (or waiver in accordance with clause 3.2) of each of the following Conditions Precedent:

Conditions Precedent for the benefit of Nabi and Biota

(a)	(Regulatory Approvals)

(i)	(merger control) before 8am on the Second Court Date, the mandatory waiting periods applicable to the Transactions under the HSR Act and all other Competition Laws identified in Schedule 1 hereto will have expired or been terminated or, where applicable, obtained; and

(ii)	(other Regulatory Approvals) before 8am on the Second Court Date, all the Regulatory Approvals set forth in Schedule 1 attached hereto have been granted or obtained and those Regulatory Approvals have not been withdrawn, cancelled or revoked;

(b)	(listing approval for New Nabi Shares) before 8am on the Second Court Date, the New Nabi Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(c)	(Independent Expert’s Report) the Independent Expert provides the Independent Expert’s Report to Biota, stating that in its opinion the Scheme is in the best interests of Biota Shareholders, and the Independent Expert does not change its conclusion or withdraw the Independent Expert’s Report by notice in writing to Biota prior to 8am on the Second Court Date;

(d)	(Biota Shareholder approval) the Scheme Resolution is approved by the requisite majorities of Biota Shareholders under section 411(4)(a)(ii) of the Corporations Act;

(e)	(Court approval of Scheme) the Scheme is approved by the Court in accordance with section 411(4)(b) of the Corporations Act;

(f)	(Nabi Stockholder approval) the Nabi Charter Amendment Proposal (with or without the proposal relating to the amendment of the certificate of incorporation of Nabi regarding the reverse stock split, whereby each eight, seven, six, five or four Nabi Shares (the final number to be determined by the Nabi Board in its sole discretion) would be consolidated into one Nabi Share after the Implementation Date)) and the Nabi Share Issue Proposal are approved by the requisite majorities of Nabi Stockholders in accordance with the Delaware Law; for the avoidance of doubt, approval by Nabi Stockholders of the Nabi Charter Amendment Proposal regarding the reverse stock split shall not be a Condition Precedent for purposes of this clause 3.1;

(g)	(SEC No-Action Letter regarding registration exemption) Nabi shall have received from the SEC a written “no-action” response regarding the issuance of the New Nabi Shares being exempt from the registration requirements of the 1933 Act pursuant to section 3(a)(10) of the 1933 Act;

(h)	(Nabi Charter Amendment) The amendment to the certificate of incorporation of Nabi reflecting the increase in the authorised number of Nabi Shares to 200 million shall have been filed with the State of Delaware and become effective;

(i)	(no restraints) no judgment, order, decree, statute, law, ordinance, rule or regulation, or other temporary restraining order, preliminary or permanent injunction, restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Agency of competent jurisdiction, remains in effect as at 8am on the Second Court Date that prohibits, materially restricts, makes illegal or restrains the completion of the Transactions or any Transaction Document;

Merger Implementation Agreement

(j)	(change of control consents) before 8am on the Second Court Date, any change of control consents agreed upon by the parties have been granted or obtained and have not been withdrawn, cancelled or revoked;

(k)	(no regulatory challenge) no Governmental agency shall have commenced, or shall be threatening to commence, any action, lawsuit, or other legal proceeding seeking to obtain, pursuant to any Competition Law, a judgment, order, decree, temporary restraining order, preliminary or permanent injunction, restraint or prohibition, that would prohibit, materially restrict, make illegal or restrain the completion of the Transactions;

Conditions Precedent for the benefit of Nabi only

(l)	(no Biota Regulated Events) no Biota Regulated Event occurs or becomes known to Nabi or Biota between the date of this Agreement and 8am on the Second Court Date;

(m)	(no Biota Material Adverse Change) no Biota Material Adverse Change occurs, or is discovered, announced or disclosed or otherwise becomes known to Nabi, or Biota, between the date of this Agreement and 8am on the Second Court Date;

(n)	(Biota representations and warranties) the representations and warranties of Biota set out in clause 10.2:

(i)	that are qualified as to materiality, are true and correct; and

(ii)	that are not so qualified, are true and correct in all material respects,

as at the date of this Agreement and as at 8am on the Second Court Date as though made on and as of that time, except that the accuracy of the representations and warranties of Biota that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as at 8am on the Second Court Date;

(o)	(Biota obligations) Biota shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to 8am on the Second Court Date;

Conditions Precedent for the benefit of Biota only

(p)	(no Nabi Regulated Events) no Nabi Regulated Event occurs or becomes known to Biota or Nabi between the date of this Agreement and 8am on the Second Court Date;

(q)	(no Nabi Material Adverse Change) no Nabi Material Adverse Change occurs, or is discovered, announced or disclosed or otherwise becomes known to Biota, or Nabi, between the date of this Agreement and 8am on the Second Court Date;

(r)	(Nabi representations and warranties) the representations and warranties of Nabi set out in clause 10.1:

(i)	that are qualified as to materiality, are true and correct; and

(ii)	that are not so qualified, are true and correct in all material respects,

as at the date of this Agreement and as at 8am on the Second Court Date as though made on and as of that time, except that the accuracy of the representations and warranties of Nabi that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as at 8am on the Second Court Date;

(s)	(Nabi obligations) Nabi shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to 8am on the Second Court Date;

Merger Implementation Agreement

(t)	(appointment of directors) the persons set forth on Part A of Schedule 2 shall have been appointed to the Nabi board of directors effective as of the Implementation Date and, after such appointments and the resignation of various former Nabi directors, the total number of directors on the Nabi board of directors effective as of the Implementation Date shall be eight;

(u)	(closing net cash balance) Nabi shall have provided to Biota at 8 am on the Second Court Date a Nabi Closing Net Cash Balance Certificate showing a Nabi Closing Net Cash Balance of no less than US $54 million; and

(v)	(Rights Agreement) Nabi shall have amended, or procured the amendment of, the Rights Agreement so that the rights issued under the Rights Agreement are inapplicable to the Merger.

3.2	Benefit and waiver of Conditions Precedent

(a)	The Conditions Precedent in clauses 3.1(a) to 3.1(k) are for the benefit of each party, and (except in the cases of the Conditions Precedent in clauses 3.1(d), 3.1(e), 3.1(f), 3.1(g) and 3.1(h), which cannot be waived) any breach or non-fulfilment of any of those Conditions Precedent may only be waived with the written consent of both parties.

(b)	The Conditions Precedent in clauses 3.1(l) to 3.1(o) are for the sole benefit of Nabi, and any breach or non-fulfilment of any of those Conditions Precedent may only be waived by Nabi giving its written consent.

(c)	The Conditions Precedent in clauses 3.1(p) to 3.1(v) are for the sole benefit of Biota, and any breach or non-fulfilment of any of those Conditions Precedent may only be waived by Biota giving its written consent.

(d)	A party entitled to waive the breach or non-fulfilment of a Condition Precedent pursuant to this clause 3.2 may do so in its absolute discretion.

(e)	If a waiver by a party of a Condition Precedent is itself expressed to be conditional and the other party accepts the conditions, the terms of the conditions apply accordingly. If the other party does not accept the conditions, the relevant Condition Precedent has not been waived.

(f)	If a party waives the breach or non-fulfilment of a Condition Precedent, that waiver will not preclude it from suing the other party for any breach of this Agreement constituted by the same event that gave rise to the breach or non-fulfilment of the Condition Precedent.

(g)	Waiver of a breach or non-fulfilment in respect of one Condition Precedent does not constitute:

(i)	a waiver of breach or non-fulfilment of any other Condition Precedent resulting from the same events or circumstances; or

(ii)	a waiver of breach or non-fulfilment of that Condition Precedent resulting from any other event or circumstance.

3.3	Best endeavours and co-operation

Without prejudice to any other obligations of the parties under this Agreement:

(a)	Nabi must use its best endeavours to satisfy, or procure the satisfaction of, the Conditions Precedent in clauses 3.1(b), 3.1(f), 3.1(g), 3.1(h), 3.1(p), 3.1(q), 3.1(r), 3.1(s), 3.1(t), 3.1(u) and 3.1(v);

(b)	Biota must use its best endeavours to satisfy, or procure the satisfaction of, the Conditions Precedent in clauses 3.1(c), 3.1(d), 3.1(l), 3.1(m), 3.1(n) and 3.1(o);

Merger Implementation Agreement

(c)	each of Biota and Nabi must use their respective best endeavours to satisfy, or procure the satisfaction of, the Conditions Precedent in clauses 3.1(a), 3.1(e), 3.1(i), 3.1(j) and 3.1(k), to the extent that it is within their respective control; and

(d)	neither party will take any action that will or is likely to hinder or prevent the satisfaction of any Condition Precedent, except to the extent that such action is required to be done or procured pursuant to, or is otherwise permitted by, the Transaction Documents, or is required by law.

For the purposes of paragraphs (a), (b) and (c), the ‘best endeavours’ of a party will require that party to (among other things):

(e)	observe and comply with clause 9.2; and

(f)	co-operate with the other party or a Governmental Agency or third party in good faith with a view to satisfying the Conditions Precedent, including providing all information reasonably required by the other party in relation to the Nabi Group or Biota Group (as applicable) in order to satisfy the Conditions Precedent and providing all information reasonably required by any Governmental Agency or other third party to such Governmental Agency or third party as appropriate.

3.4	Notifications

Each party must:

(a)	keep the other party promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions Precedent;

(b)	promptly notify the other party in writing if it becomes aware that any Condition Precedent has been satisfied, in which case the notifying party must also provide reasonable evidence that the Condition Precedent has been satisfied; and

(c)	promptly notify the other party in writing of a failure to satisfy a Condition Precedent or of any fact or circumstance that results in that Condition Precedent becoming incapable of being satisfied or that may result in that Condition Precedent not being satisfied in accordance with its terms (having regard to the obligations of the parties under clause 3.3).

3.5	Failure of Conditions Precedent

(a)	If:

(i)	there is a breach or non-fulfilment of a Condition Precedent that is not waived in accordance with clause 3.2 before the End Date; or

(ii)	a Condition Precedent becomes incapable of satisfaction, having regard to the obligations of the parties under clause 3.3 and the terms of clause 3.6 (and the breach or non-fulfilment of the Condition Precedent that would otherwise occur has not already been waived), either party may serve notice on the other party, and the parties must then consult in good faith with a view to determining whether:

(iii)	the Transactions may proceed by way of alternative means or methods;

(iv)	to extend the relevant time or date for satisfaction of the Condition Precedent;

(v)	to change the date of the application to be made to the Court for orders under the Corporations Act approving the Scheme or to adjourn that application (as applicable) to another date agreed by the parties; or

(vi)	to extend the End Date.

Merger Implementation Agreement

(b)	If Nabi and Biota are unable to reach agreement under clauses 3.5(a)(iii), 3.5(a)(iv), 3.5(a)(v) or 3.5(a)(vi) within 15 Business Days after the delivery of the notice under that clause or any shorter period ending at 5pm on the day before the Second Court Date, either party may terminate this Agreement by notice in writing to the other party, provided that:

(i)	the Condition Precedent to which the notice relates is for the benefit of that party (whether or not the Condition Precedent is also for the benefit of the other party); and

(ii)	there has been no failure by that party to comply with its obligations under this Agreement, where that failure directly and materially contributed to the Condition Precedent to which the notice relates becoming incapable of satisfaction, or being breached or not fulfilled before the End Date, in which case clause 13.4 will have effect.

3.6	Certificates in relation to Conditions Precedent

On the Second Court Date:

(a)	Biota must provide to the Court a certificate (or such other evidence as the Court may request) confirming (in respect of matters within its knowledge) whether or not as at 8am on the Second Court Date:

(i)	the conditions precedent set out in clauses 3.1(a), 3.1(c), 3.1(d), 3.1(j), 3.1(l), 3.1(m), 3.1(n) and 3.1(o) have been satisfied or waived in accordance with this Agreement; and

(ii)	to the best of Biota’s knowledge whether the conditions precedent set out in clauses 3.1(i) and 3.1(k) have been satisfied or waived in accordance with this Agreement;

(b)	Nabi must provide to the Court a certificate (or such other evidence as the Court may request) confirming (in respect of matters within its knowledge) whether or not as at 8am on the Second Court Date:

(i)	the conditions precedent set out in clauses 3.1(a), 3.1(b), 3.1(f), 3.1(g), 3.1(h), 3.1(j), 3.1(p), 3.1(q), 3.1(r), 3.1(s), 3.1(t), 3.1(u) and 3.1(v) have been satisfied or waived in accordance with this Agreement; and

(ii)	to the best of Nabi’s knowledge whether the conditions precedent set out in clauses 3.1(i) and 3.1(k) have been satisfied or waived in accordance with this Agreement.

Each party must provide to the other party a draft of the relevant certificate to be provided by it pursuant to this clause 3.6 by 5pm on the day that is two Business Days prior to the Second Court Date, and must provide to the other party on the Second Court Date a copy of the final certificate or other evidence provided to the Court.

4.	Scheme

4.1	Outline of Scheme

(a)	The parties agree that:

(i)	Biota will propose the Scheme; and

(ii)	the Scheme, if approved by the Court, will be subject to any alterations or conditions that are made or required by the Court and approved in writing by each party.

(b)	Subject to the Scheme becoming Effective, on the Implementation Date the general effect of the Scheme will be as follows:

(i)	all of the Scheme Shares will be transferred to Nabi in accordance with the terms of the Scheme; and

Merger Implementation Agreement

(ii)	in consideration for the transfer to Nabi of all Scheme Shares held by the Scheme Shareholders, the Scheme Shareholders will receive the Scheme Consideration in accordance with clause 4.2 and the terms of the Scheme.

4.2	Scheme Consideration

(a)	Subject to the Scheme becoming Effective and clauses 4.2(b), 4.2(c) and 4.3, Nabi agrees in favour of Biota that, in consideration of the transfer to Nabi of each Scheme Share under the Scheme, Nabi accepts such transfer, and provides to each Scheme Shareholder 0.669212231 New Nabi Shares for each Scheme Share held by them; provided, however, that if Nabi completes an issuer tender offer that is a Permissible Nabi Stockholder Cash Transaction, then the number of New Nabi Shares for each Scheme Share shall be a number determined in accordance with the following formula:

0.669212231 x	NN – NTO
NN

Where:

NN is the number of Nabi Shares outstanding as at the date of this Agreement (42,877,581) plus 1,277,386 (being one-third of the number of Nabi stock options on issue as at the date of this Agreement).

NTO is the number of Nabi Shares acquired by Nabi in the issuer tender offer.

(It is noted that the purpose of this formula is to preserve the respective percentage shares of Nabi’s issued stock to be held immediately after the Implementation Date by Scheme Shareholders (collectively) on the one hand (being 73.9603%) and Nabi Stockholders immediately prior to the Implementation Date (collectively) on the other hand (being 26.0397%) (subject in each case to rounding) following the issuer tender offer)

(b)	If the number of Scheme Shares held by a Scheme Shareholder as at the Record Date is such that the aggregate entitlement of the Scheme Shareholder to Scheme Consideration includes a fractional entitlement to a New Nabi Share, then the entitlement of that Scheme Shareholder must be rounded up or down, with any such fractional entitlement of less than 0.5 being rounded down to the nearest whole number of New Nabi Shares, and any such fractional entitlement of 0.5 or more being rounded up to the nearest whole number of New Nabi Shares.

(c)	If Nabi is of the opinion (acting reasonably) that two or more Scheme Shareholders (each of whom holds a number of Scheme Shares that results in rounding in accordance with clause 4.2(b)) have, before the Record Date, been party to shareholding splitting or division in an attempt to obtain unfair advantage by reference to such rounding, Nabi may give notice to those Scheme Shareholders:

(i)	setting out their names and registered addresses as shown in the Biota Register;

(ii)	stating that opinion; and

(iii)	attributing to one of them specifically identified in the notice the Scheme Shares held by all of them,

and, after such notice has been given, the Scheme Shareholder specifically identified in the notice as the deemed holder of all the specified Scheme Shares will, for the purposes of the Scheme, be taken to hold all of those Scheme Shares and each of the other Scheme Shareholders whose names and registered addresses are set out in the notice will, for the purposes of the Scheme, be taken to hold no Scheme Shares. Nabi, in complying with the other provisions of the Scheme relating to it in respect of

Merger Implementation Agreement

the Scheme Shareholder specifically identified in the notice as the deemed holder of all the specified Scheme Shares, will be taken to have satisfied and discharged its obligations to the other Scheme Shareholders named in the notice under the terms of the Scheme.

4.3	Treatment of Ineligible Foreign Biota Shareholders

(a)	Nabi will be under no obligation under the Scheme to issue, and will not issue, any New Nabi Shares to any Ineligible Foreign Biota Shareholder, and instead Nabi will issue on the Implementation Date the New Nabi Shares to which that Ineligible Foreign Biota Shareholder would otherwise have been entitled (if they were a Scheme Shareholder who was not an Ineligible Foreign Biota Shareholder) to a nominee appointed by Biota.

(b)	Biota will procure that, as soon as reasonably practicable and in any event not more than 15 Business Days after the Implementation Date, the nominee:

(i)	sells on NASDAQ all of the New Nabi Shares issued to the nominee in accordance with clause 4.3(a) in such manner, at such price and on such other terms as the nominee determines in good faith, and at the risk of the Ineligible Foreign Biota Shareholders; and

(ii)	remits to Biota the proceeds of sale (after deducting any reasonable applicable brokerage, stamp duty and other selling costs, taxes and charges).

(c)	Promptly after the last remittance in accordance with clause 4.3(b), Biota will pay to each Ineligible Foreign Biota Shareholder the proportion of the net proceeds of sale received by Biota pursuant to clause 4.3(b)(ii) to which that Ineligible Foreign Biota Shareholder is entitled.

4.4	Status of New Nabi Shares

(a)	The New Nabi Shares to be issued pursuant to the Scheme must, upon issue, rank equally in all respects with all other Nabi Shares then on issue, except that they will not carry a right to receive any payments from any Contingent Value Right issued and outstanding on the Implementation Date or from any dividends declared prior to but remaining unpaid on the Implementation Date, and will be fully paid and issued free from any mortgage, charge, lien, encumbrance or other security interest; and

(b)	The New Nabi Shares will be issued pursuant to an exemption from registration under the 1933 Act pursuant to section 3(a)(10) of the 1933 Act. In the event that the exemption from registration under section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of the New Nabi Shares in accordance with the Scheme from the registration requirements of the 1933 Act, then Nabi shall use its best endeavours to file a registration statement on Form S-4 (or on such other form that may be available to Nabi) in order to register such New Nabi Shares and shall use its best endeavours to cause such registration statement to become effective at or prior to the Implementation Date.

5.	Nabi Closing Net Cash Balance

5.1	Cash offsets

(a)	Subject to clause 5.4, as soon as practicable after the date of this Agreement, the parties must use their best endeavours to agree in good faith on any matters that, in addition to the matters agreed upon by biota and Nabi prior to the date of this Agreement, comprise Nabi Cash Balance Offsets (including any matters based on any unforeseen events or circumstances).

Merger Implementation Agreement

5.2	Nabi Closing Net Cash Balance Certificate

(a)	Nabi must deliver to Biota a Nabi Closing Net Cash Balance Certificate:

(i)	at 8am on the day that is seven Business Days prior to the date of the Scheme Meeting (the Review Certificate);

(ii)	prior to the announcement of any Permissible Nabi Stockholder Cash Transaction;

(iii)	at 8am on the Second Court Date; and

(iv)	at 8am on the Implementation Date.

(b)	Any Nabi Closing Net Cash Balance Certificate delivered after the Review Period is to be derived from the information set forth in the Review Certificate (including its attachment), subject to any determination by the Expert in accordance with clause 5.4).

(c)	Biota may perform a review of the Review Certificate (including its attachment) during the Review Period.

5.3	Access to information

Nabi must:

(a)	provide, or ensure the provision of:

(i)	the working papers of the Nabi Auditor that were produced in connection with the review of Nabi’s first quarter financial information for the 2012 financial year; and

(ii)	reasonable access, at the expense of Biota, to the Nabi Auditor for the purpose of Biota’s review of such working papers;

(b)	provide, or ensure the provision of, all of Nabi’s working papers, and all information and assistance which may be reasonably requested by Biota, in connection with Biota’s review of the Review Certificate; and

(c)	at all reasonable times, permit Biota and its Representatives to have reasonable access to and take extracts from or copies of all books of account, accounts, records and data of whatever kind and all other documents relating to the matters set out in the Review Certificate, during the period from 8am on the day that is seven Business Days prior to the date of the Scheme Meeting and the day that is two Business Days prior to the date of the Scheme Meeting (the Review Period).

5.4	Dispute resolution procedure

(a)	If there is any difference of opinion or dispute between Nabi and Biota as to:

(i)	whether any matters (additional to those agreed by the parties prior to the date of this Agreement) should comprise Nabi Cash Balance Offsets (including any matters based on any unforeseen events or circumstances); or

(ii)	any of the specific dollar amounts included in the Review Certificate during the Review Period,

Nabi and Biota must work together in good faith to resolve such disagreement and, if such disagreement is not resolved, then Nabi or Biota must promptly refer the dispute to a practitioner in the internal audit division of Bethesda Financial Group LLC (or such other party as Nabi and Biota may agree) (the Expert) for it to resolve the dispute. Notwithstanding the foregoing, Biota can only dispute specific dollar amounts under clause 5.4(a)(ii) above if the aggregate of the difference between:

(iii)	each amount set out in the Review Certificate which is disputed by Biota; and

(iv)	Biota’s opinion as to what each such amount should be, is not less than US $200,000.

Merger Implementation Agreement

(b)	The Expert must be instructed to decide the matters of disagreement and finish its determination and provide a final Review Certificate (if applicable) to Nabi and Biota:

(i)	in the case of a disagreement as to any matters that comprise the Nabi Cash Balance Offsets – no later than 7 Business Days after the dispute was referred to the Expert (but in any event, 5 Business Days before a Nabi Closing Net Cash Balance Certificate is required to be provided by Nabi to Biota in accordance with clause 5.2); and

(ii)	in the case of a disagreement as to the specific dollar amounts stated on the Review Certificate—before the end of the Review Period.

(c)	Nabi and Biota must co-operate with the Expert and promptly supply the Expert with any information and assistance requested by the Expert in connection with its determination.

(d)	For the purpose of this clause 5.4, all correspondence between the Expert and a party must be copied to the other party, or otherwise immediately provided to that other party.

(e)	The Expert must apply the Accounting Principles.

(f)	Any determination by the Expert will be final and binding on Nabi and Biota in the absence of manifest error.

(g)	The cost of a determination by the Expert must be borne by Nabi and Biota in such manner as the Expert determines (having regard to the merits of the dispute).

6.	Steps for Implementation

6.1	Biota’s obligations in respect of the Transactions

Biota must use its best endeavours to propose and implement the Transactions as soon as is reasonably practicable after the date of this Agreement and otherwise substantially in accordance with the Timetable, and in particular Biota must:

Steps relating to Scheme

(a)	(preparation of Scheme Booklet) as soon as reasonably practicable after the date of this Agreement, prepare the Scheme Booklet in accordance with clause 6.3;

(b)	(Independent Expert) promptly appoint the Independent Expert (if the Independent Expert has not been appointed prior to the date of this Agreement), and provide all assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report;

(c)	(Investigating Accountant’s Report) if the Biota Board determines to appoint an accountant to prepare an Investigating Accountant’s Report, then as soon as reasonably practicable after the date of this Agreement, appoint such an accountant, and provide all assistance and information reasonably requested by the accountant to enable it to prepare the Investigating Accountant’s Report;

(d)	(liaison with ASIC) as soon as reasonably practicable after the date of this Agreement but no later than 14 days before the First Court Date, provide an advanced draft of the Scheme Booklet to ASIC for its review and approval for the purposes of section 411(2) of the Corporations Act, and to Nabi, and keep Nabi reasonably informed of any matters raised by ASIC in relation to the Scheme Booklet (and of any resolution of those matters), and use its best endeavours, in co-operation with Nabi, to resolve any such matters (which will include allowing Nabi to participate in Biota’s meetings and discussions with ASIC);

(e)	(indication of intent) apply to ASIC for a letter indicating whether ASIC proposes to make submissions to the Court, or intervene to oppose the Scheme, on the First Court Date;

Merger Implementation Agreement

(f)	(approval of Scheme Booklet) as soon as practicable after ASIC has provided its indication of intent in accordance with clause 6.1(e), procure that a meeting of the Biota Board is convened to approve the Scheme Booklet for despatch to Biota Shareholders (and provide Nabi with a copy of an extract of the applicable resolutions from the applicable minutes of meeting, as soon as practicable after those minutes have been prepared and signed);

(g)	(Court documents) prepare all documents necessary for the Court proceedings (including any appeals) relating to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) in accordance with all applicable laws, and provide Nabi in advance with drafts of those documents for review and (acting reasonably and in good faith) take into account, for the purpose of amending those drafts, any comments from Nabi and its Representatives on those drafts;

(h)	(first Court hearing) lodge all documents with the Court and use its best endeavours to ensure that an application is heard by the Court for orders under section 411(1) of the Corporations Act directing Biota to convene the Scheme Meeting;

(i)	(registration of Scheme Booklet) if the Court directs Biota to convene the Scheme Meeting, as soon as practicable after such orders are made, request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act;

(j)	(Scheme Meeting) use its best endeavours to comply with the orders of the Court, including, as required, despatching the Scheme Booklet to Biota Shareholders, convening and holding the Scheme Meeting in accordance with the Court orders, and putting the Scheme Resolution to Biota Shareholders at the Scheme Meeting, provided that if this Agreement is terminated under clause 13 it may take use its best endeavours to ensure the Scheme Meeting is not held;

(k)	(update Scheme Booklet) if it becomes aware of information after the date of despatch of the Scheme Booklet, that is material for disclosure to Biota Shareholders in deciding whether to approve the Scheme Resolution or that is required to be disclosed to Biota Shareholders under any applicable law, as expeditiously as practicable inform Biota Shareholders of the information in an appropriate and timely manner, and in accordance with applicable law;

(l)	(section 411(17)(b) statement) apply to ASIC for the production of statements in writing pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(m)	(Court approval) if the Scheme Resolution is passed by the requisite majorities of Biota Shareholders under section 411(4)(a)(ii) of the Corporations Act, as soon as practicable after such time apply to the Court for orders approving the Scheme;

(n)	(provision of Biota Register information) as soon as practicable after the Record Date, give to Nabi (or as it directs) details of the names, registered addresses and holdings of Biota Shares of every Scheme Shareholder as shown in the Biota Register as at the Record Date, in such form as Nabi may reasonably require;

(o)	(implementation of the Scheme) if the Court approves the Scheme:

(i)	lodge with ASIC an office copy of the orders approving the Scheme in accordance with section 411(10) of the Corporations Act, as soon as practicable after the Court makes those orders;

(ii)	use best endeavours to ensure that ASX suspends trading in Biota Shares with effect from the close of trading on the Effective Date;

(iii)	close the Biota Register as at the Record Date to determine the identity of Scheme Shareholders and to determine their entitlements to the Scheme Consideration in accordance with the Scheme;

Merger Implementation Agreement

(iv)	promptly execute proper instruments of transfer of, and register all transfers of, the Scheme Shares to Nabi in accordance with the Scheme; and

(v)	promptly do all other things contemplated by or necessary to give effect to the Scheme and the orders of the Court approving the Scheme and to effect the transfer of the Scheme Shares to Nabi;

(p)	(keep Nabi informed) from the First Court Date until the Implementation Date, promptly inform Nabi if it becomes aware (or ought reasonably to have become aware, after making all reasonable and diligent enquiries) that the Scheme Booklet contains a statement that, in the form and context in which it appears in the Scheme Booklet, is or has become misleading or deceptive in a material respect or that contains a material omission;

(q)	(Nabi Provided Scheme Booklet Information) at any time (even after the Nabi Provided Scheme Booklet Information becomes publicly available) only use that information with the prior written consent of Nabi (not to be unreasonably withheld);

(r)	(securities laws) use its best endeavours to assist Nabi as may be necessary to comply with the securities laws of all jurisdictions which are applicable in connection with the issuance of the New Nabi Shares pursuant to the Scheme;

(s)	(regulatory filings) as promptly as practicable after execution of this Agreement, Biota shall take use its best endeavours to make, or cause to be made, all appropriate filings required from it in connection with the Transactions under the HSR Act and the Competition Laws identified in Schedule 1 hereto;

Steps relating to Nabi Proxy Statement and the Scheme Consideration

(t)	(provide information) provide to Nabi the information referred to in clause 6.4(d);

(u)	(preparation of Nabi Proxy Statement) provide assistance with the preparation of the Nabi Proxy Statement in accordance with clause 6.4;

(v)	(liaison with SEC) provide reasonable assistance to Nabi to resolve any matter raised by the SEC regarding the Nabi Proxy Statement or exemption from registration under the 1933 Act pursuant to section 3(a)(10) of the 1933 Act;

(w)	(approval of Nabi Proxy Statement) if requested by Nabi, procure that a meeting of the Biota Board is convened to approve those sections of the Nabi Proxy Statement that comprise the Biota Provided Proxy Statement Information as being in a form appropriate for mailing to Nabi Stockholders (and provide Nabi with a copy of an extract of the applicable resolutions from the applicable minutes of meeting, as soon as practicable after those minutes have been prepared and signed);

(x)	(keep Nabi informed) from the First Court Date until the Implementation Date, promptly (in any event within one Business Day) inform Nabi if it becomes aware (or ought reasonably to have become aware, after making all reasonable and diligent enquiries) that the Biota Provided Proxy Statement Information contains a statement that, in the form and context in which it appears in the Nabi Proxy Statement, is or has become misleading or deceptive in any material respect or that contains any material omission, and provide such further or new information as is required to ensure that such information is no longer misleading or deceptive in any material respect or does not contain any material omission;

Other steps

(y)	(compliance with laws) use its best endeavours to ensure that all transactions contemplated by this Agreement are effected in all material respects in accordance with all applicable laws and regulations;

Merger Implementation Agreement

(z)	(response to regulatory inquiry) in connection with the regulatory filings required by clause 6.1(s) hereto, Biota shall keep Nabi promptly (in any event within one Business Day) appraised of any inquiries or requests for additional information from any Governmental Agency pursuant to any Competition Law, and shall respond promptly to all such inquiries or requests;

(aa)	(cooperation in regulatory process) use its best endeavours to cooperate with Nabi in obtaining all consents, authorisations and clearances. Biota shall provide Nabi promptly with all information and documents reasonably requested by Nabi for the purpose of obtaining Competition Approvals. Biota shall notify Nabi promptly of all communications of any kind received from a Governmental Agency under any Competition Law, including without limitation the FTC and DOJ, relating to the Transactions; shall provide Nabi advance copies, with a reasonable opportunity for review and comment, of any communication by Biota to any such Governmental Agency relating to the Transactions; shall give Nabi advance notice of all planned meetings, conferences, or other communications with such a Governmental Agency relating to the Transactions and, subject to the Governmental Agency’s consent, shall permit representatives of Nabi to attend and participate in such meetings, conferences, and other communications. Biota shall keep Nabi apprised of the progress of any investigation conducted by a Governmental Agency under any Competition Law, including without limitation the FTC and DOJ, relating to the Transactions; and

(bb)	(all things necessary) use its best endeavours to lawfully give effect to the Scheme and the orders of the Court approving the Scheme.

6.2	Nabi’s obligations in respect of the Transactions

Nabi must use its best endeavours to propose and implement the Transactions as soon as is reasonably practicable after the date of this Agreement and otherwise substantially in accordance with the Timetable, and in particular Nabi must:

Steps relating to the Nabi Proxy Statement and the Scheme Consideration

(a)	(preparation of Nabi Proxy Statement) as soon as reasonably practicable after the date of this Agreement, prepare the Nabi Proxy Statement in accordance with clause 6.4;

(b)	(Nabi Merger Approval Meeting) use its best endeavours in accordance with applicable law and its certificate of incorporation and bylaws to convene and hold the Nabi Merger Approval Meeting, including, as required, mailing the Nabi Proxy Statement to Nabi Stockholders, and submitting the Nabi Merger Proposals to Nabi Stockholders at the Nabi Merger Approval Meeting, provided that if this Agreement is terminated under clause 13 it will use its best endeavours to ensure the Nabi Merger Approval Meeting is not held;

(c)	(update Nabi Proxy Statement) if it becomes aware of information after the date of despatch of the Nabi Proxy Statement, that is material for disclosure to Nabi Stockholders in deciding whether to approve the Nabi Merger Proposals or that is required to be disclosed to Nabi Stockholders under any applicable law, as expeditiously as practicable inform Nabi Stockholders of the information in an appropriate and timely manner, and in accordance with applicable law;

Steps relating to the Scheme

(d)	(provide information) provide to Biota the information referred to in clause 6.3(d);

(e)	(preparation of Scheme Booklet) provide assistance reasonably requested by Biota with the preparation of the Scheme Booklet in accordance with clause 6.3;

Merger Implementation Agreement

(f)	(Independent Expert information) provide assistance and information reasonably requested by Biota or by the Independent Expert in connection with the preparation of the Independent Expert’s Report;

(g)	(Investigating Accountant’s Report) if the Biota Board determines to appoint an accountant to prepare an Investigating Accountant’s Report, then provide assistance and information reasonably requested by Biota or by the accountant to enable the accountant to prepare the Investigating Accountant’s Report;

(h)	(liaison with ASIC) provide assistance reasonably requested by Biota to assist Biota to resolve any matter raised by ASIC regarding the Scheme Booklet or the Scheme during its review of the Scheme Booklet;

(i)	(approval of Scheme Booklet) as soon as practicable after ASIC has provided its indication of intent in accordance with clause 6.1(e), procure that a meeting of the Nabi Board (or of a committee of the Nabi Board appointed for the purpose) is convened to approve those sections of the Scheme Booklet that comprise the Nabi Provided Scheme Booklet Information as being in a form appropriate for despatch to Biota Shareholders (and provide Biota with a copy of an extract of the applicable resolutions from the applicable minutes of meeting, as soon as practicable after those minutes have been prepared and signed);

(j)	(keep Biota informed) from the First Court Date until the Implementation Date, promptly (in any event within one Business Day) inform Biota if it becomes aware (or ought reasonably to have become aware, after making all reasonable and diligent enquiries) that the Nabi Provided Scheme Booklet Information contains a statement that, in the form and context in which it appears in the Scheme Booklet, is or has become misleading or deceptive in any material respect or that contains any material omission, and provide such further or new information as is required to ensure that such information is no longer misleading or deceptive in any material respect or does not contain any material omission;

(k)	(Court representation) procure that, if requested by Biota and reasonably considered necessary by Nabi, it is represented by counsel at the Court hearings convened in connection with the Scheme, at which, through its counsel and if requested by the Court, Nabi will undertake to do all such things and use its best endeavours in order to ensure the fulfilment of its obligations under this Agreement and the Scheme;

(l)	(Nabi Deed Poll) prior to the First Court Date, execute the Nabi Deed Poll;

(m)	(listing) apply for listing on NASDAQ of the New Nabi Shares to be issued pursuant to the Scheme;

(n)	(Scheme Consideration) if the Scheme becomes Effective, provide the Scheme Consideration in accordance with the Scheme and the Nabi Deed Poll on the Implementation Date;

(o)	(Nabi Closing Net Cash Balance) if the Scheme becomes Effective, provide the Nabi Closing Net Cash Balance Certificate to Biota on the Implementation Date showing a Nabi Closing Net Cash Balance of no less than US $54 million in accordance with the Scheme;

(p)	(New Nabi Share trading) use best endeavours to ensure that trading in the New Scheme Shares commences on NASDAQ no later than the first Business Day after the Implementation Date;

(q)	(New Nabi Shares) ensure that on issue, each New Nabi Share will be fully paid and free from any mortgage, charge, lien, encumbrance or other security interest;

(r)	(Biota Provided Scheme Booklet Information) at any time (even after the Biota Provided Scheme Booklet Information becomes publicly available) only use the Biota Provided Scheme Booklet Information with the prior written consent of Biota (not to be unreasonably withheld);

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(s)	(securities laws) use its best endeavours to comply in all material respects with the securities laws of all jurisdictions which are applicable to the issuance of the New Nabi Shares pursuant to the Scheme;

(t)	(regulatory filings) as promptly as practicable after execution of this Agreement, Nabi shall use its best endeavours to make, or cause to be made, all appropriate filings required from it in connection with the Transactions under the HSR Act and the Competition Laws identified in Schedule 1 hereto;

(u)	(compliance with laws) use its best endeavours to ensure that all Transactions are effected in all material respects in accordance with all applicable laws and regulations;

(v)	(response to regulatory inquiry) in connection with the regulatory filings required by clause 6.1(s) hereto, Nabi shall keep Biota promptly (in any event within one Business Day) appraised of any inquiries or requests for additional information from any Governmental Agency pursuant to any Competition Law, and shall respond promptly to all such inquiries or requests;

(w)	(cooperation in regulatory process) use its best endeavours to cooperate with Biota in obtaining all consents, authorisations, clearances, approvals, waivers, actions, or non-actions required, in order to complete the Transactions, from a Governmental Agency under the HSR Act and all other Competition Laws identified in Schedule 1 (the Competition Approvals). Subject to applicable law, Nabi shall provide Biota promptly with all information and documents reasonably requested by Biota for the purpose of obtaining Competition Approvals. Nabi shall notify Biota promptly of all communications of any kind received from a Governmental Agency under any Competition Law, including without limitation the FTC and DOJ, relating to the Transactions; shall provide Biota advance copies, with a reasonable opportunity for review and comment, of any communication by Nabi to any such Governmental Agency relating to the Transactions; shall give Biota advance notice of all planned meetings, conferences, or other communications with such a Governmental Agency relating to the Transactions and, subject to the Governmental Agency’s consent, shall permit representatives of Biota to attend and participate in such meetings, conferences, and other communications. Nabi shall keep Biota apprised of the progress of any investigation conducted by a Governmental Agency under any Competition Law, including without limitation the FTC and DOJ, relating to the Transactions; and

(x)	(all things necessary) use its best endeavours to lawfully give effect to the Scheme and the orders of the Court approving the Scheme.

6.3	Preparation of Scheme Booklet

(a)	(Biota to prepare) Subject to Nabi complying with its obligations under clause 6.3(d), Biota must prepare the Scheme Booklet as soon as is reasonably practicable after the date of this Agreement and otherwise substantially in accordance with the Timetable.

(b)	(Compliance requirements) Biota must use its best endeavours to ensure that the Scheme Booklet complies in all material respects with the requirements of the Corporations Act, the ASX Listing Rules and all ASIC Regulatory Guides applicable to members’ schemes of arrangement under Part 5.1 of the Corporations Act, except that the obligation to do so in respect of the Nabi Provided Scheme Booklet Information is subject to Nabi complying with its obligations under clauses 6.3(d) and 10.1(c).

(c)	(Content of Scheme Booklet) Without limiting clause 6.3(b), the Scheme Booklet will include or be accompanied by:

(i)	the Scheme;

(ii)	the Notice of Meeting;

(iii)	a copy of this Agreement (without the schedules and annexures) or a summary of it;

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(iv)	a copy of the executed Nabi Deed Poll;

(v)	the Independent Expert’s Report; and

(vi)	a statement that the Biota Board considers the Scheme to be in the best interests of Biota Shareholders and a recommendation that Biota Shareholders approve the Scheme Resolution, in the absence of a Superior Proposal, unless the Biota Board has changed or withdrawn that statement and recommendation in accordance with clause 8.1.

(d)	(Nabi Provided Scheme Booklet Information) Nabi must provide the Nabi Provided Scheme Booklet Information to Biota as soon as is reasonably practicable after the date of this Agreement and otherwise substantially in accordance with the Timetable, in a form that, together with the Biota Provided Scheme Booklet Information, includes in all material respects the information regarding the Nabi Group, New Nabi Shares and the Nabi Shares that is required by the Corporations Act, the ASX Listing Rules and all ASIC Regulatory Guides applicable to members’ schemes of arrangement under Part 5.1 of the Corporations Act, including the information that would be required under sections 636(1)(c), (g), (h), (i), (j), (k), (l) and (m) of the Corporations Act to be included in a Nabi bidder’s statement if Nabi were offering the Scheme Consideration as consideration under a takeover bid, and must provide to Biota such assistance as Biota may reasonably request in order to adapt such information for inclusion in the Scheme Booklet.

(e)	(Review by Nabi) Biota must make available in advance to Nabi drafts of the Scheme Booklet (including any draft of the Independent Expert’s Report, but excluding those sections containing the Independent Expert’s opinions or conclusions), consult with Nabi in relation to the content of those drafts (including the inclusion of any Nabi Provided Scheme Booklet Information and any information solely derived from, or prepared solely in reliance on, the Nabi Provided Scheme Booklet Information), and (acting reasonably and in good faith) take into account, for the purpose of amending those drafts, any comments from Nabi and its Representatives on those drafts.

(f)	(Dispute as to Scheme Booklet) If, after a reasonable period of consultation and compliance by Biota with its obligations under clause 6.3(e), Nabi and Biota, acting reasonably and in good faith, are unable to agree on the form or content of the Scheme Booklet, then, subject to applicable law:

(i)	if the disagreement relates to the form or content of the Nabi Provided Scheme Booklet Information (or any information solely derived from, or prepared solely in reliance on, the Nabi Provided Scheme Booklet Information), Biota will, acting in good faith, make such amendments to that information in the Scheme Booklet as Nabi may reasonably require; and

(ii)	if the disagreement relates to the form or content of the Biota Provided Scheme Booklet Information, Biota will, acting in good faith, decide the final form of that information in the Scheme Booklet.

(g)	(Consent of Nabi) Without limiting clause 6.3(f), Biota must obtain written consent from Nabi in relation to the form and context in which any Nabi Provided Scheme Booklet Information (and any information solely derived from, or prepared solely in reliance on, the Nabi Provided Scheme Booklet Information) is used, such consent not to be unreasonably withheld by Nabi.

(h)	(Verification) Biota must undertake appropriate verification processes in relation to the Biota Provided Scheme Booklet Information included in the Scheme Booklet, and Nabi must undertake appropriate verification processes in relation to the Nabi Provided Scheme Booklet Information included in the Scheme Booklet.

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6.4	Preparation of Nabi Proxy Statement

(a)	(Nabi to prepare) Subject to Biota complying with its obligations under clause 6.4(d), Nabi must prepare the Nabi Proxy Statement as soon as is reasonably practicable after the date of this Agreement and otherwise substantially in accordance with the Timetable.

(b)	(Compliance requirements) Nabi must use its best endeavours to ensure that the Nabi Proxy Statement complies in all material respects with the requirements of the 1934 Act, rules promulgated under the 1934 Act and the NASDAQ Marketplace Rules, except that the obligation to do so in respect of the Biota Provided Proxy Statement Information is subject to Biota complying with its obligations under clauses 6.4(d) and 10.2(d).

(c)	(Content of Nabi Proxy Statement) Without limiting clause 6.4(b), the Nabi Proxy Statement will include or be accompanied by a statement that the Nabi Board has determined that this Agreement, the Merger and the other transactions contemplated herein, including the Charter Amendment and the issuance of New Nabi Shares, are advisable to and in the best interests of Nabi and Nabi Stockholders and a recommendation that Nabi Stockholders vote in favour of the Nabi Merger Proposals, unless the Nabi Board has changed or withdrawn that statement and recommendation in accordance with clause 8.1(b)(v)(C).

(d)	(Biota Provided Proxy Statement Information) Biota must provide to Nabi the Biota Provided Proxy Statement Information to Nabi as soon as is reasonably practicable after the date of this Agreement and otherwise substantially in accordance with the Timetable, in a form that includes in all material respects the information regarding the Biota Group and the Merged Group (other than to the extent the information in relation to the Merged Group is derived from information regarding the Nabi Group) that is required by the 1934 Act, rules promulgated under the 1934 Act and NASDAQ Marketplace Rules, and must provide to Nabi such assistance as Nabi may reasonably require in order to adapt such information for inclusion in the Nabi Proxy Statement.

(e)	(Review by Biota) Nabi must make available in advance to Biota drafts of the Nabi Proxy Statement, consult with Biota in relation to the content of those drafts (including the inclusion of any Biota Provided Proxy Statement Information and any information solely derived from, or prepared solely in reliance on, the Biota Provided Proxy Statement Information), and (acting reasonably and in good faith) take into account, for the purpose of amending those drafts, any comments from Biota and its Representatives on those drafts.

(f)	(Dispute as to Nabi Proxy Statement) If, after a reasonable period of consultation and compliance by Nabi with its obligations under clause 6.4(e), Biota and Nabi, acting reasonably and in good faith, are unable to agree on the form or content of the Nabi Proxy Statement, then, subject to applicable law:

(i)	if the disagreement relates to the form or content of the Biota Provided Proxy Statement Information (or any information solely derived from, or prepared solely in reliance on, the Biota Provided Proxy Statement Information), Nabi will, acting in good faith, make such amendments to that information in the Nabi Proxy Statement as Biota may reasonably require; and

(ii)	if the disagreement relates to the form or content of the Nabi Provided Proxy Statement Information, Nabi will, acting in good faith, decide the final form of that information in the Nabi Proxy Statement.

(g)	(Consent of Biota) Without limiting clause 6.4(f), Nabi must obtain written consent from Biota in relation to the form and context in which any Biota Provided Proxy Statement Information (and any information solely derived from, or prepared solely in reliance on, the Biota Provided Proxy Statement Information) is used, such consent not to be unreasonably withheld by Biota.

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(h)	(Verification) Nabi must undertake appropriate verification processes in relation to the Nabi Provided Proxy Statement Information included in the Nabi Proxy Statement and Biota must undertake appropriate verification processed in relation to the Biota Provided Proxy Statement Information included in the Nabi Proxy Statement.

6.5	Nabi Board as of Implementation Date

As of the Implementation Date, Nabi must have reconstituted the Nabi Board so that it consists of the persons set out in Part A of Schedule 2, subject to the relevant persons agreeing to become the directors of the relevant Nabi Board and meeting the regulatory requirements for a director set out in any applicable laws and the rules of NASDAQ.

6.6	Nabi Management as of Implementation Date

(a)	As of the Implementation Date, Nabi’s senior management shall be constituted as set out in Part B of Schedule 2.

(b)	Following the Implementation Date, the Nabi Board will seek to identify and appoint a management team based in the United States of America.

6.7	Indemnification

(a)	From the Implementation Date, Nabi shall indemnify and hold harmless each person who has at any time prior to the Implementation Date been an officer, director or employee of Biota or any of its Subsidiaries or other person entitled to be indemnified by Biota or any of its Subsidiaries pursuant to their respective constitutions or relevant deed(s) of indemnity as they are currently in effect on the date of this Agreement to the same extent as provided in such constitution or deed of indemnity; provided that it is understood that the foregoing undertaking shall not grant to any such officers, directors or employees or other person rights of indemnity against Nabi more extensive than those such persons may currently have against Biota.

(b)	For a period of six years after the Implementation Date, Nabi shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Nabi’s and Biota’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to each other party) on terms no less favourable to those applicable to the then current directors and officers of Nabi; provided, that in no event shall Nabi be required to expend in excess of 300% of the annual premium currently paid by Nabi for such coverage or such coverage as is available for 300% of the annual premium.

(c)	This clause 6.7 shall survive the Implementation Date, is intended to benefit those persons who are currently covered by Nabi’s and Biota’s directors’ and officers’ liability insurance policy, who shall have the direct right to enforce this clause 6.7 as intended third party beneficiaries and shall be binding on all successors and assigns of Nabi.

7.	Conduct of Business and Requests for Access

7.1	Conduct of business

During the period from the date of this Agreement up to and including the Implementation Date, each of Biota and Nabi (as the case may be) must:

(a)

procure that each of the Biota Group or the Nabi Group conducts its business and operations in the ordinary course and substantially consistent (subject to any applicable laws, regulations and Regulatory Approvals) with the manner in which each such business and operation has been conducted in the 12 month period prior to the date of this Agreement (including, in particular (but subject to clause 7.4) the

Merger Implementation Agreement

making of all payments in accordance with the group’s normal payment cycle, and the maintenance of all existing insurance policies) and in compliance in all material respects with all applicable laws, regulations and Regulatory Approvals; and

(b)	in the case of Biota, to the extent consistent with that obligation, use its best endeavours to preserve intact each of the Biota Group’s current business organisation, to keep available the services of the current Officers of it and the other Biota Group Members, and to preserve the Biota Group’s relationship with Governmental Agencies, customers, suppliers, licensors, licensees and others having business dealings with it;

(c)	in the case of Nabi, to the extent consistent with that obligation, use its best endeavours to preserve intact each of the Nabi Group’s current business organisation, to keep available the services of its current Chief Executive Officer and certain other of its officers agreed in writing by the parties, and to preserve the Nabi Group’s relationship with Governmental Agencies, customers, suppliers, licensors, licensees and others having business dealings with it, except:

(d)	that Nabi may conduct any Permissible Nabi Stockholder Cash Transaction; or

(e)	to the extent required to be done or procured by Biota or Nabi pursuant to, or that is otherwise expressly permitted by, the Transaction Documents, or the undertaking of which the other party (being either Biota or Nabi) has approved in writing, such approval not to be unreasonably withheld or delayed.

7.2	Access to information and co-operation

(a)	During the period from the date of this Agreement up to and including the Implementation Date, each party must, and must procure each of their respective Subsidiaries to, respond to reasonable requests from the other party and its Representatives for information concerning the Biota Group or Nabi Group (as the case may be) businesses and operations, and give that other party and its Representatives reasonable access to its Officers and records, and otherwise provide reasonable co-operation to that other party and its Representatives, in each case for the purposes of:

(i)	the implementation of the Transactions;

(ii)	the integration of the Biota Group and the Nabi Group following the implementation of the Merger; or

(iii)	any other purpose that is agreed in writing between the parties,

subject to the terms of the Confidentiality Agreement and proper performance by the directors and officers of each party and its Subsidiaries of their fiduciary duties.

(b)	Each party must ensure its then current Officers are available at all reasonable times to give access to, and provide assistance to, the other party for the purposes of clause 7.2(a).

(c)	During the period from the date of this Agreement up to and including the Implementation Date, each party must permit the then current Officers of the other party to have access to the premises from which that party conducts its business for the purpose of the requesting party becoming familiar with the business of the other party.

7.3	No Regulated Events

(a)	During the period from the date of this Agreement up to and including the Implementation Date, Biota must ensure, to the extent within the control of any Biota Group Member (or two or more of them), that no Biota Regulated Event occurs, without the prior written consent of Nabi (such consent not to be unreasonably withheld or delayed).

Merger Implementation Agreement

(b)	During the period from the date of this Agreement up to and including the Implementation Date, Nabi must ensure, to the extent within the control of any Nabi Group Member (or two or more of them), that no Nabi Regulated Event occurs, without the prior written consent of Biota (such consent not to be unreasonably withheld or delayed).

7.4	Restriction on Cash payments

Nabi agrees that between the Effective Date and the Implementation Date (both inclusive) it will not make any cash payments other than any Permitted Pre-Implementation Payments and Permissible Stockholder Cash Transactions.

7.5	Amendment of CVR Agreement

Nabi agrees that, on or before the Implementation Date, it will not change the form of the CVR Agreement or amend the CVR Agreement after it is entered into by Nabi (which shall be at the sole and absolute discretion of Nabi) without the prior written consent of Biota (such consent not to be unreasonably withheld or delayed).

8.	Board Recommendations

8.1	Biota Board recommendation

(a)	The Biota Public Announcement to be issued by Biota immediately after execution of this Agreement must state that the Biota Board considers the Merger to be in the best interests of Biota Shareholders and recommends that Biota Shareholders approve the Scheme Resolution, in the absence of a Superior Proposal and subject to the Independent Expert concluding that the Scheme is in the best interests of Biota Shareholders.

(b)	Biota must use its best endeavours to procure that the Biota Board:

(i)	does not change or withdraw the statements and recommendations set out in the Biota Public Announcement;

(ii)	in the Scheme Booklet, states that the Biota Board considers the Scheme to be in the best interests of Biota Shareholders and recommends that Biota Shareholders approve the Scheme Resolution, in the absence of a Superior Proposal, and does not change or withdraw those statements or recommendations once made; and

(iii)	does not make any public statement or any statement to brokers, analysts, journalists, Biota Shareholders or professional or institutional investors to the effect, or take any other action that suggests, that the Scheme is no longer so considered or recommended, unless:

(iv)	the Biota Board determines, after considering the matter in good faith, that their fiduciary or statutory duties require them to change or withdraw their recommendation after having taken advice from their legal and external financial advisers; and

(v)	prior to any such change or withdraw in the Biota Board’s recommendation:

(A)	in the case of a Competing Proposal, Biota has complied with the requirements set forth in clause 11.6(a), 11.6(c), 11.6(d) and 11.6(e);

Merger Implementation Agreement

(B)	Biota has provided a written notice to Nabi at least five Business Days before taking such action, which written notice will include:

(1)	the decision of the Biota Board to take such action and the reasons therefore; and

(2)	in the event the decision relates to a Competing Proposal, a summary of the material terms and conditions of the Competing Proposal (which summary is not required to include the identity of the party making the Competing Proposal); and

(C)	during the five Business Day period after giving such written notice to Nabi, if requested by Nabi, Biota has and has directed its outside legal counsel and financial advisors to, (i) in the case of a Competing Proposal, where the parties have not taken the actions contemplated by clauses 11.6(a), 11.6(c), 11.6(d) and 11.6(e), comply with such clauses and negotiate with Nabi in good faith to make such adjustments to the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute (in the good faith judgment of the Biota Board, after consultation with its outside legal counsel and financial advisors) a Superior Proposal or, (ii) if such change or withdraw in the recommendation does not involve a Competing Proposal, to negotiate in good faith to make such adjustments in the terms and conditions of this Agreement so that such change or withdraw in the recommendation is otherwise not necessary.

8.2	Nabi Board recommendation

(a)	The Nabi Public Announcement to be issued by Nabi immediately after execution of this Agreement must state that the Nabi Board unanimously considers this Agreement, the Merger and the other transactions contemplated herein, including the Charter Amendment and the issuance of New Nabi Shares, to be advisable and fair to and in the best interests of Nabi and Nabi Stockholders and unanimously recommends that Nabi Stockholders approve the Nabi Merger Proposals.

(b)	Nabi must use its best endeavours to procure that the Nabi Board:

(i)	does not change or withdraw the statements and recommendations set out in the Nabi Public Announcement;

(ii)	in the Nabi Proxy Statement, states that the Nabi Board unanimously considers this Agreement, the Merger and the other transactions contemplated herein, including the Nabi Merger Proposals, to be advisable and fair to and in the best interests of Nabi and Nabi Stockholders and unanimously recommends that Nabi Stockholders approve the Nabi Merger Proposals, and does not change or withdraw those statements or recommendations once made; and

(iii)	does not make any public statement or any statement to brokers, analysts, journalists, Nabi Stockholders or professional or institutional investors to the effect, or take any other action that suggests, that the Merger is no longer so considered or recommended, unless:

(iv)	the Nabi Board determines, after considering the matter in good faith, that their fiduciary or statutory duties require them to change or withdraw their recommendation after having taken advice from their outside legal counsel and financial advisers; and

(v)	prior to any such change or withdraw in the Nabi Board’s recommendation:

(A)	in the case of a Competing Proposal, Nabi has complied with the requirements set forth in clause 11.6(b), 11.6(c), 11.6(d) and 11.6(e);

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(B)	Nabi has provided a written notice to Biota at least five Business Days before taking such action, which written notice will include:

(1)	the decision of the Nabi Board to take such action and the reasons therefore; and

(2)	in the event the decision relates to a Competing Proposal, a summary of the material terms and conditions of the Competing Proposal (which summary is not required to include the identity of the party making the Competing Proposal); and

(C)	during the five Business Day period after giving such written notice to Biota, if requested by Biota, Nabi has and has directed its outside legal counsel and financial advisors to, (i) in the case of a Competing Proposal, where the parties have not taken the actions contemplated by clauses 11.6(b), 11.6(c), 11.6(d) and 11.6(e), comply with such clauses and negotiate with Biota in good faith to make such adjustments to the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute (in the good faith judgment of the Nabi Board, after consultation with its outside legal counsel and financial advisors) a Superior Proposal or, (ii) if such change or withdraw in the recommendation does not involve a Competing Proposal, to negotiate in good faith to make such adjustments in the terms and conditions of this Agreement so that such change or withdraw in the recommendation is otherwise not necessary.

9.	Public Announcements, Communications and Confidentiality

9.1	Required announcements

(a)	On the Announcement Date, Nabi must release the Nabi Public Announcement, and Biota must release the Biota Public Announcement, which directs shareholders as to how they may obtain a copy of this Agreement.

(b)	Subject to clause 9.3, where a party is required by applicable law, the ASX Listing Rules, the NASDAQ Marketplace Rules or any other applicable stock exchange regulation to make any announcement or to make any disclosure in connection with this Agreement (including its termination) or the Transactions, it may do so only after it has given the other party as much notice as is reasonably practicable in the context of any deadlines imposed by law or applicable requirement, but in any event prior notice, and has consulted with the other party as to (and has given the other party a reasonable opportunity to comment on) the form and content of that announcement or disclosure and used its best endeavours to restrict that disclosure to the greatest extent possible. Nothing in this clause requires the giving of prior notice or the taking of any action if doing so would lead to a party breaching an applicable law, the ASX Listing Rules, NASDAQ Marketplace Rules or any other stock exchange regulation.

9.2	Agreement on other Communications

Except in relation to Communications regulated by clause 9.1 and to the extent permitted by applicable law:

(a)	Nabi and Biota must in good faith and on a timely and pragmatic basis consult with each other and agree in advance on all aspects (including the timing, form, content and manner) of:

(i)	any Communications with any Governmental Agency in relation to the implementation of the Transactions, whether or not such Communications are for the purposes of satisfying a Condition Precedent; and

(ii)	any public announcement or disclosure in connection with this Agreement (including its termination) or the Transactions;

(b)	each of Nabi and Biota is entitled to be represented and to make submissions in any meeting with any Governmental Agency relating to any Regulatory Approval;

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(c)	each of Nabi and Biota must ensure that any other Communications with third parties in relation to the Transactions (such as with employees or shareholders or with the media other than by way of public announcement or disclosure) must be in accordance with the communication protocols and messages agreed between the parties (and if branded with the name or logo of the other party, must be consented to by that party);

(d)	each party must provide copies to the other party of any written Communications sent to or received from a person referred to in clause 9.2(a) promptly upon despatch or receipt (as the case may be); and

(e)	each party will have the right to be present and make submissions at or in relation to any proposed meeting with any Governmental Agency in relation to the Transactions.

9.3	Disclosure on termination of this Agreement

The parties agree that, if this Agreement is terminated under clause 13, either party may disclose by way of announcement to ASX or NASDAQ the fact that this Agreement has been terminated, where such disclosure is in the reasonable opinion of that party required to ensure that the market in its securities is properly informed, and provided, where reasonably practicable, that party consults with the other party as to (and gives the other party a reasonable opportunity to comment on) the form and content of the announcement prior to its disclosure.

9.4	Confidentiality Agreement

Except as set out in clause 9.3, the parties acknowledge and agree that:

(a)	they continue to be bound by the Confidentiality Agreement after the date of this Agreement; and

(b)	the rights and obligations of the parties under the Confidentiality Agreement survive termination of this Agreement.

10.	Representations and Warranties

10.1	Nabi representations and warranties

Nabi represents and warrants to Biota that, except as consented to in writing by Biota:

(a)	as at the date of this Agreement:

(i)	the total securities of Nabi on issue that are shares in Nabi or are convertible into shares in Nabi are as follows; and

Type	Quantity
Nabi Shares
Issued and Outstanding	63,573,858
Treasury Stock	(20,696,277)

Total	42,877,581

Nabi Restricted Stock

Total Outstanding	223,776

Stock Options
Vested	3,145,331
Unvested	686,828

Total Outstanding	3,832,159

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(ii)	other than the stock options referred to in clause 10.1(a)(i) and rights issued pursuant to a Rights Agreement, no Nabi Group Member has issued (or is actually or contingently required to issue) any other securities or instruments that are still outstanding (or may become outstanding) and that may convert into Nabi securities;

(b)	on the date of this Agreement and on the Second Court Date:

(i)	Nabi and each other Nabi Group Member is a corporation validly existing and in good standing under the laws of its place of incorporation and is duly qualified to do business and, except as fairly disclosed in the Nabi Disclosed Information, is in good standing in each jurisdiction in which the failure to be so qualified would be a Nabi Material Adverse Change;

(ii)	Nabi has the power to enter into and perform its obligations under this Agreement and to carry out the Transactions;

(iii)	Nabi has taken all necessary corporate action to authorise the entry into this Agreement and has taken or will take all necessary corporate action to authorise the performance of this Agreement;

(iv)	this Agreement has been duly and validly executed and delivered by Nabi and is Nabi’s valid and binding obligation enforceable in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium or other similar laws affecting creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(v)	the execution and performance by Nabi of this Agreement and each Transaction did not and will not violate:

(A)	a law or treaty or a judgment, ruling, order or decree binding on it or any of its Related Bodies Corporate;

(B)	its certificate of incorporation or bylaws; or

(C)	in any material respect any other material document or material agreement that is binding on it or its assets or any of its Related Bodies Corporate or their assets;

except for any such violations in the case of clauses (A) and (C) that is not or would not reasonably be expected to have, individually or in the aggregate, a Nabi Material Adverse Change;

(vi)	Except as fairly disclosed in the Nabi Disclosed Information, each Nabi Group Member is solvent and no resolutions have been passed nor has any other step been taken or legal proceedings commenced or, to the knowledge of Nabi, threatened against any Nabi Group Member for the winding up, dissolution or termination of that Nabi Group Member or for the appointment of a liquidator, receiver, administrator, or similar officer over any or all of any Nabi Group Member’s assets;

(vii)	Nabi is not aware of any material breach of law by any Nabi Group Member of any laws of the United States of America or laws of any other country applicable to it or orders of Governmental Agencies having jurisdiction over it;

(viii)	the Nabi Group has all material Regulatory Approvals necessary for it to conduct its activities as presently being conducted and is not in any material breach of any such Regulatory Approvals; and

(ix)	as at the date of this Agreement, neither the SEC nor NASDAQ (as applicable) has notified Nabi in writing of a determination against any Nabi Group Member for any contravention of the requirements of the 1933 Act, the 1934 Act or the NASDAQ Marketplace Rules or any rules or regulations under the 1933 Act, the 1934 Act or the NASDAQ Marketplace Rules;

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(x)	Nabi has available for future grants under its 2007 Omnibus Equity and Incentive Plan (2007 Stock Plan), 2,316,428 Nabi Shares;

(xi)	Nabi has no outstanding shares of its preferred stock;

(xii)	Nabi has no Nabi Shares outstanding under any stockholder rights plan of Nabi;

(xiii)	as far as Nabi is aware each Nabi Material Contract is valid, binding and enforceable and:

(A)	as far as Nabi is aware Nabi is not in material breach of, or liable to make material payment under any warranty or indemnity given in, any Nabi Material Contract;

(B)	as far as Nabi is aware no other party is in material breach of, or liable to make payment under any warranty or indemnity given in, any Nabi Material Contract and no circumstance exists which is likely to give rise to a material breach by any party of, or a liability for payment by any party under any warranty or indemnity given in, any Nabi Material Contract; and

(C)	except as fairly disclosed in the Nabi Disclosed Information, no party to any Nabi Material Contract has given any notice terminating or purporting to or advising of an intention to terminate that Nabi Material Contract and as far as Nabi is aware no circumstance exists that may entitle any person to do so;

(xiv)	as far as Nabi is aware, the Nabi Group does not have any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except:

(A)	as reflected, reserved for or disclosed in the most recent Nabi Financials lodged with the SEC;

(B)	as incurred in the ordinary course of business consistent with past practice since December 31, 2011;

(C)	as a result of the execution of this Agreement; or

(D)	as has not had and would not reasonably be expected to have, individually or in the aggregate, a Nabi Material Adverse Change;

(xv)	all right, title and interest of any Nabi Group Member in each of the Nabi Properties is held free and clear of any material Encumbrance and none of the Nabi Properties is subject to any lease, licence, option, material caveat, material covenant, material easement, overriding interest, material restriction, material condition, or other material right in favour of any third party;

(xvi)	no Nabi Group Member is involved in any material dispute with any landlord, tenant, neighbour or other person or with any Governmental Agency in relation to the Nabi Properties and as far as Nabi is aware no circumstance exists that is likely to give rise to any dispute of this type;

(xvii)	no Nabi Group Member is a claimant or defendant in, or otherwise a party to, any material litigation, arbitration or mediation proceedings, there are no proceedings of this type pending or, to the knowledge of Nabi, threatened against Nabi and as far as Nabi is aware no circumstance exists that is likely to give rise to any proceedings of this type;

(xviii)	except as fairly disclosed in the Nabi Disclosed Information, as far as Nabi is aware, no Nabi Group Member is the subject of any investigation, inquiry, prosecution or enforcement proceedings by any Governmental Agency and, as far as Nabi is aware, there are no investigations, inquiries, prosecutions or proceedings of this type pending or threatened against Nabi and as far as Nabi is aware no circumstance exists that is likely to give rise to any investigation inquiry, prosecution or proceedings of this type;

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(xix)	as far as Nabi is aware, no Nabi Group Member has any material liability by reason of any allegation that any products it has developed or supplied in the conduct of business failed to meet a specification or were otherwise defective or deficient or that Nabi was negligent in relation to the development or supply of those products;

(xx)	except as fairly disclosed in documents filed or furnished with the SEC or the Nabi Disclosed Information, since 31 December 2011:

(A)	there has been no material change in the financial condition, assets, liabilities, results of operations, profitability or prospects of the Nabi Group; and

(B)	the Nabi group has carried on business in the ordinary and usual course consistent with its usual business practices and has not made any significant change to the nature or scale of any activity;

(xxi)	Nabi has not entered into any transactions with a related party (as defined in section 228 of the Corporations Act) other than a Nabi Group Member that is a wholly owned subsidiary of Nabi;

(xxii)	no circumstance exists that might render any insurance policy currently held by any Nabi Group Member void or unenforceable or otherwise limit, prejudice or reduce recovery under the insurance policy;

(xxiii)	there is no claim outstanding under any policy of insurance held by or for the benefit of any Nabi Group Member and as far as Nabi is aware no circumstance exists that may give rise to a claim of this type;

(xxiv)	no Nabi Group Member has a relevant interest (as defined in s 608 of the Corporations Act) in any securities of Biota;

(xxv)	except as fairly disclosed in the Nabi Disclosed Information, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Nabi;

(c)	on the date on which the Scheme Booklet (either in preliminary or definitive form) is filed with ASIC, the First Court Date and the Second Court Date:

(i)	the Nabi Provided Scheme Booklet Information has been prepared and provided in good faith and on the understanding that Biota and each of its Officers have relied on that information for the purposes of preparing the Scheme Booklet and proposing the Scheme, and that the Independent Expert and any accountant engaged for the purpose of preparing any Investigating Accountant’s Report have relied on the information for the purposes of preparing the Independent Expert’s Report and any Investigating Accountant’s Report, respectively;

(ii)	the Nabi Provided Scheme Booklet Information complies in all material respects with the requirements referred to in clause 6.2(d);

(iii)	the Nabi Provided Scheme Booklet Information in the form and context in which it appears in the Scheme Booklet (as consented to by Nabi in accordance with clause 6.3(g)) does not contain, as at that date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iv)

all information provided by or on behalf of Nabi to the Independent Expert or any accountant engaged to prepare any Investigating Accountant’s Report to enable the Independent Expert’s Report and any Investigating Accountant’s Report, respectively, to be prepared has been prepared

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and provided in good faith and on the understanding that the Independent Expert and any such accountant have relied on the information for the purposes of preparing the Independent Expert’s Report and any Investigating Accountant’s Report, respectively;

(d)	on the date of this Agreement, the First Court Date, the date of the Scheme Meeting and the Second Court Date:

(i)	following the making by Nabi of the Nabi Public Announcement, Nabi is not in material breach of its disclosure obligations under 1933 Act, the 1934 Act or the NASDAQ Marketplace Rules;

(ii)	the Nabi Disclosed Information has been disclosed fairly and in good faith;

(iii)	Nabi has filed or furnished all forms, reports and documents (together with any amendments required to be made with respect thereto) required to be filed or furnished by it prior to the date hereof with the SEC since January 1, 2009. All such required forms, reports and documents are referred to herein as the Nabi SEC Reports. As of their respective dates, or if amended, as of the date of the last such amendment, the Nabi SEC Reports (A) were prepared in all material respects in accordance with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Nabi SEC Reports and (B) did not at the time they were filed (or if amended as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Nabi’s Subsidiaries is required to file any form, reports or other documents with the SEC;

(iv)	each of the consolidated financial statements (including, in each case, any related notes thereto) of Nabi contained in the Nabi SEC Reports (the Nabi Financials), including any Nabi SEC Reports filed after the date of this Agreement until the Implementation Date, (A) complies or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (B) was or will be prepared in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (C) fairly presented or will fairly present in all material respects the consolidated financial position of Nabi and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, except that in the case of the unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and to any other adjustments described therein, including notes thereto);

(v)	Nabi Disclosed Information sets forth the terms pursuant to which all amounts may become payable (whether currently or in the future) to current or former officers, directors or employees of Nabi as a result of or in connection with the Transactions;

(vi)	Nabi is not a “shell company” as that term is defined in Rule 405 promulgated under the 1933 Act;

(vii)	notwithstanding anything to the contrary herein:

(A)	Nabi and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all such Tax Returns are complete and accurate in all material respects;

(B)	Nabi and each of its Subsidiaries have timely paid all Taxes shown as due on the Tax Returns referred to in clause 10.1(d)(vii)(A);

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(C)	Nabi and each of its Subsidiaries have withheld and timely paid to the applicable Tax authority or Governmental Agency all Taxes required to have been paid in connection with amounts paid or owing to any employee except with respect to matters contested in good faith and except such failures to withhold and timely pay as are not, individually or in the aggregate, reasonably likely to be a Nabi Material Adverse Change;

(D)	neither Nabi nor any of its Subsidiaries have any material liability for any unpaid Taxes which has not been accrued for or reserved in the financial statements included in the most recent Nabi SEC Reports;

(E)	no requests for waivers of the time to assess any Taxes against Nabi or any of its Subsidiaries have been granted or are pending;

(F)	no audits or other proceedings by any Governmental Agency or Tax authority are presently pending or, to the knowledge of Nabi, threatened with regard to any Taxes or Tax Returns of Nabi or its Subsidiaries;

(G)	Nabi has made available to Biota complete and accurate copies in all material respects of all material Tax Returns filed by or on behalf of Nabi or its Subsidiaries for all years for which the applicable statute of limitations has not expired, and any amendments thereto;

(H)	there are no liens for Taxes upon the assets of Nabi or its Subsidiaries, other than liens for current Taxes not yet due and payable;

(I)	neither Nabi nor any of its Subsidiaries is or has been a “United States Real Property Holding Corporation” within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code;

(J)	neither Nabi nor any of its Subsidiaries is required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax Laws as a result of transactions or events occurring prior to the Effective Date;

(K)	neither Nabi nor any of its Subsidiaries is party to a contract or agreement relating to allocating or sharing of Taxes;

(L)	neither Nabi nor any of its Subsidiaries has any material deferred or unearned income that will be reportable in a taxable period beginning after the Effective Date that is attributable to a transaction that occurred prior to the Effective Date, including but not limited to, any (x) instalment sale or open transaction disposition made on or prior to the Effective Date, or (y) prepaid amount received on or prior to the Effective Date;

(M)	no material unresolved claim has ever been made by a Tax authority or Governmental Agency in a jurisdiction where Nabi or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction. Except as fairly disclosed in Nabi Disclosed Information, Nabi does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country;

(N)	neither Nabi nor any of its Subsidiaries (i) has been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than a group the common parent of which was Nabi) or (ii) has any liability for the Taxes of any person or entity (other than Nabi and its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

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(O)	neither Nabi nor any of its Subsidiaries has distributed stock of another person or entity, or has had its stock distributed by another person or entity, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361; and

(P)	no Nabi Tax Returns contain any position which is or would give rise to substantial understatement penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign Tax law).

(viii)	all material plans, contracts, policies or arrangements established or maintained by Nabi or any of its Subsidiaries to provide benefits or other compensation to current or former employees of Nabi and its Subsidiaries (the Employees) and current or former directors of Nabi, including “employee benefit plans” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Nabi stock based, incentive and bonus plans (the Nabi Benefit Plans) other than Nabi Benefit Plans maintained outside of the United States (such plans hereinafter referred to as Nabi Non-U.S. Benefit Plans) are listed on the Nabi Disclosed Information. True and complete copies of all Nabi Benefit Plans listed on the Nabi Disclosed Information have been made available to Biota;

(ix)	all Nabi Benefit Plans, other than “multiemployer plans” within the meaning of section 3(37) of ERISA (each, a Multiemployer Plan) and Nabi Non-U.S. Benefit Plans (collectively, Nabi U.S. Benefit Plans) are in compliance with ERISA, the Code and other applicable laws, except such failures to comply as are not, individually or in the aggregate, reasonably likely to be a Nabi Material Adverse Change. Each Nabi U.S. Benefit Plan which is subject to ERISA (a Nabi ERISA Plan) that is an “employee pension benefit plan” within the meaning of section 3(2) of ERISA (a Nabi Pension Plan) intended to be qualified under section 401(a) of the Code, has received or is covered by a favourable determination, opinion or advisory letter from the U.S. Internal Revenue Service (the IRS), and no circumstances exist that are likely to result in the loss of the qualification of such Plan under section 401(a) of the Code, which could not be remedied in a manner that would not result in a Nabi Material Adverse Change. Neither Nabi nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject Nabi or any Subsidiary to a tax or penalty imposed by either section 4975 of the Code or section 502(i) of ERISA, except for such taxes or penalties as are not, individually or in the aggregate, reasonably likely to be a Nabi Material Adverse Change. Neither Nabi nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by section 4980F of the Code or section 502 of ERISA or any liability under section 4071 of ERISA, except for such taxes or penalties as are not, individually or in the aggregate, reasonably likely to be a Nabi Material Adverse Change;

(x)	no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Nabi or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Nabi under section 4001(b)(1) of ERISA or section 414(b) or (c) of the Code (a Nabi ERISA Affiliate);

(xi)	all contributions required to be made on or prior to the date of this Agreement under each Nabi Benefit Plan have been timely made or accrued and, to the extent required by applicable law, all obligations in respect of each Nabi Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in Nabi SEC Reports prior to the date of this Agreement;

Merger Implementation Agreement

(xii)	there is no pending or, to the knowledge of Nabi threatened, litigation relating to Nabi Benefit Plans. Except as fairly disclosed in the Nabi Disclosed Information, neither Nabi nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Nabi ERISA Plan or collective bargaining agreement, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA;

(xiii)	except as fairly disclosed in the Nabi Disclosed Information, neither Nabi nor any Nabi ERISA Affiliate maintains, contributes to, or has any liability or potential liability under (or with respect to) any Nabi Benefit Plan that is a (a) plan or arrangement which is subject to (i) the minimum funding requirements of Code Section 412, (ii) Part 3 of Title I of ERISA, or (iii) Title IV of ERISA, (b) “multiemployer plan” (as defined in Section 3(37) of ERISA), (c) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (d) voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)) or (e) welfare benefit fund (within the meaning of Code Section 419), (f) nonqualified deferred compensation plan as described in Code Section 409A, or (g) self-funded group health plan;

(xiv)	no Nabi Group Member is involved in any material industrial dispute or other material dispute with any trade or industrial union or an association, group of employees or individual employee and, as far as Nabi is aware, no dispute of this type has been threatened;

(xv)	except as fairly disclosed in the Nabi Disclosed Information, there is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Nabi or any of its Subsidiaries that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, as a result of the transactions and agreements contemplated hereby, give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible by operation of Section 162(m) of the Code (or any corresponding provision of state or local law) or characterised as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state or local law). Except as set forth in the Nabi Disclosed Information, there is no agreement, plan, arrangement or other contract which provides for the gross-up of any taxes imposed on an individual as a result of Section 4999 of the Code.

(xvi)	all Nabi Non-U.S. Benefit Plans comply in all material respects with applicable laws except for such failures or omissions as are not, individually or in the aggregate, reasonably likely to be a Nabi Material Adverse Change. All Nabi Non-U.S. Benefit Plans are listed in the Nabi Disclosed Information. Nabi and its Subsidiaries have no material unfunded liabilities with respect to any such Nabi Non-U.S. Benefit Plan;

(xvii)	each nonqualified deferred compensation plan subject to Section 409A of the Code to which Nabi is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements. After December 31, 2004, all options granted by Nabi after December 31, 2004 have been granted with an exercise price at least equal to the fair market value of Nabi’s common stock (as determined pursuant to the applicable provisions of Section 409A and 422 of the Code and the regulations promulgated thereunder) on the date such options were granted or re-priced, and Nabi has incurred or would not reasonably be expected to incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any options. In addition, except as disclosed on Nabi Disclosed Information, there is no agreement, plan, arrangement or other contract which provides for the gross-up of any taxes imposed on an individual as a result of Section 409A(a)(1)(B)(i)(ii) of the Code; and

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(xviii)	assuming that the representations of Biota set forth in clause 10.2(e)(vii) are true and correct, the Nabi Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law and the antitakeover provisions in Nabi’s certificate of incorporation will not be applicable to this Agreement, the Merger, the Nabi Shares or the Transactions.

10.2	Biota representations and warranties

Biota represents and warrants to Nabi that, except as consented to in writing by Nabi:

(a)	as at the date of this Agreement:

(i)	the total securities of Biota on issue that are shares in Biota or are convertible into shares in Biota are as follows:

(ii)	181,853,957 Biota Shares; and

(iii)	4,863,034 Biota Share Rights (comprising 4,336,675 Unvested Biota Share Rights and 496,359 Vested Biota Share Rights),

and no Biota Group Member has issued (or is actually or contingently required to issue) any other securities or instruments that are still outstanding (or may become outstanding) and that may convert into Biota securities, other than as otherwise fairly disclosed in writing by Biota to Nabi prior to the date of this Agreement;

(iv)	No Biota Group Member has entered into a buy-back agreement nor has the Biota Board approved any terms of a buy-back agreement under which Biota has any obligation to buy back any Biota Shares which has not been completed.

(b)	on the date of this Agreement and on the Second Court Date:

(i)	Biota and each other Biota Group Member is a corporation validly existing and in good standing under the laws of its place of incorporation and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would be a Biota Material Adverse Change;

(ii)	Biota has the power to enter into and perform its obligations under this Agreement and to carry out the Transactions;

(iii)	Biota has taken all necessary corporate action to authorise the entry into this Agreement and has taken or will take all necessary corporate action to authorise the performance of this Agreement;

(iv)	this Agreement has been duly and validly executed and delivered by Biota and is Biota’s valid and binding obligation enforceable in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium or other similar laws affecting creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(v)	the execution and performance by Biota of this Agreement and each transaction contemplated by this Agreement did not and will not violate:

(A)	a law or treaty or a judgment, ruling, order or decree binding on it or any of its Related Bodies Corporate;

(B)	its constitution; or

(C)	in any material respect any other material document or agreement that is binding on it or its assets, or any of its Related Bodies Corporate or their assets,

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except for any such violations in the case of clauses (A) and (C) that is not or would not reasonably be expected to be expected to have, individually or in the aggregate, a Biota Material Adverse Change.

(vi)	each Biota Group Member is solvent and no resolutions have been passed nor has any other step been taken or legal proceedings commenced or, to the knowledge of Biota, threatened against any Biota Group Member for the winding up, dissolution or termination of that Biota Group Member or for the appointment of a liquidator, receiver, administrator, or similar officer over any or all of any Biota Group Member’s assets;

(vii)	Biota is not aware of any material breach of law by any Biota Group Member of any Australian or foreign laws applicable to it or orders of Governmental Agencies having jurisdiction over it;

(viii)	the Biota Group has all material Regulatory Approvals necessary for it to conduct its activities as presently being conducted and is not aware of any material breach of any such Regulatory Approval;

(ix)	neither ASIC nor ASX (as applicable) has made a determination against any Biota Group Member for any contravention of the requirements of the Corporations Act or the ASX Listing Rules or any rules, regulations or regulatory guides under the Corporations Act or the ASX Listing Rules;

(x)	so far as Biota is aware, there has not been any event, change, effect or development that would require Biota to restate Biota’s financial statements as disclosed to ASX;

(xi)	no Biota Group Member is involved in any material industrial dispute or other material dispute with any trade or industrial union or an association, group of employees or individual employee and, as far as Biota is aware, no dispute of this type has been threatened;

(xii)	as far as Biota is aware each Biota Material Contract is valid, binding and enforceable and:

(A)	as far as Biota is aware no Biota Group Member is in material breach of, or liable to make material payment under any warranty or indemnity given in, any Biota Material Contract;

(B)	as far as Biota is aware no other party is in material breach of, or liable to make payment under any warranty or indemnity given in, any Biota Material Contract and no circumstance exists which is likely to give rise to a material breach by any party of, or a liability for payment by any party under any warranty or indemnity given in, any Biota Material Contract; and

(C)	no party to any Biota Material Contract has given any notice terminating or purporting to or advising of an intention to terminate that Biota Material Contract and as far as Biota is aware no circumstance exists that may entitle any person to do so;

(xiii)	as far as Biota is aware, the Biota Group does not have any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except:

(A)	as reflected, reserved for or disclosed in the most recent Biota Financials lodged with the ASX;

(B)	as incurred in the ordinary course of business consistent with past practice since December 31, 2011;

(C)	as a result of the execution of this Agreement; or

(D)	as has not had and would not reasonably be expected to have, individually or in the aggregate, a Biota Material Adverse Change;

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(xiv)	all right, title and interest of any Biota Group Member in each of the Biota Properties is held free and clear of any material Encumbrance and none of the Biota Properties is subject to any lease, licence, option, material caveat, material covenant, material easement, overriding interest, material restriction, material condition, or other material right in favour of any third party;

(xv)	no Biota Group Member is involved in any material dispute with any landlord, tenant, neighbour or other person or with any Governmental Agency in relation to the Biota Properties and as far as Biota is aware no circumstance exists that is likely to give rise to any dispute of this type;

(xvi)	no Biota Group Member is a claimant or defendant in, or otherwise a party to, any material litigation, arbitration or mediation proceedings, there are no proceedings of this type pending or to the knowledge of Biota threatened against Biota and as far as Biota is aware no circumstance exists that is likely to give rise to any proceedings of this type;

(xvii)	as far as Biota is aware, no Biota Group Member is the subject of any investigation, inquiry, prosecution or enforcement proceedings by any Governmental Agency and, as far as Biota is aware, there are no investigations, inquiries, prosecutions or proceedings of this type pending or threatened against Biota and as far as Biota is aware no circumstance exists that is likely to give rise to any investigation inquiry, prosecution or proceedings of this type;

(xviii)	as far as Biota is aware, no Biota Group Member has any liability by reason of any allegation that any products it has developed or supplied in the conduct of business failed to meet a specification or were otherwise defective or deficient or that Biota was negligent in relation to the development or supply of those products;

(xix)	except as fairly disclosed in documents lodged with the ASX, since 31 December 2011:

(A)	there has been no material change in the financial condition, assets, liabilities, results of operations, profitability or prospects of the Biota Group; and

(B)	the Biota Group has carried on business in the ordinary and usual course consistent with its usual business practices and has not made any significant change to the nature or scale of any activity;

(xx)	Biota has not entered into any transactions with a related party (as defined in section 228 of the Corporations Act) other than a Biota Group Member that is a wholly owned subsidiary of Biota;

(xxi)	no circumstance exists that might render any insurance policy currently held by any Biota Group Member void or unenforceable or otherwise limit, prejudice or reduce recovery under the insurance policy;

(xxii)	there is no claim outstanding under any policy of insurance held by or for the benefit of any Biota Group Member and as far as Biota is aware no circumstance exists that may give rise to a claim of this type;

(xxiii)	no Biota Group Member has a relevant interest (as defined in s 608 of the Corporations Act) in any securities of Nabi; and

(xxiv)	no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Biota;

(c)	on the Record Date there will be no outstanding Biota Share Rights;

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(d)	on the Proxy Statement Filing Date, the Proxy Statement Mailing Date and the date of the Nabi Merger Approval Meeting:

(i)	the Biota Provided Proxy Statement Information has been provided in good faith and on the understanding that Nabi and each of its Officers have relied on that information for the purposes of preparing the Nabi Proxy Statement and proposing the Nabi Merger Proposals;

(ii)	the Biota Provided Proxy Statement Information complies in all material respects with the requirements referred to in clause 6.4(d);

(iii)	the Biota Provided Proxy Statement Information in the form and context in which it appears in the Nabi Proxy Statement (as consented to by Biota in accordance with clause 6.4(g)) does not contain, as at that date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(iv)	all information provided by or on behalf of Biota to Nabi’s financial advisors engaged to provide a fairness opinion to the Nabi Board, which fairness opinion and a description thereof is included in the Nabi Proxy Statement, has been prepared and provided in good faith and on the understanding that such financial advisors have relied on the information for the purposes of preparing the fairness opinion and a description thereof included in the Nabi Proxy Statement;

(e)	on the date of this Agreement, the First Court Date, the date of the Scheme Meeting and the Second Court Date:

(i)	following the making by Biota of the Biota Public Announcement, Biota is not in breach of its continuous disclosure obligations under ASX Listing Rule 3.1 and is not withholding any information from Nabi that is being withheld from public disclosure in reliance on ASX Listing Rule 3.1A;

(ii)	the Biota Disclosed Information has been disclosed fairly and in good faith;

(iii)	each of the consolidated financial statements (including, in each case, any related notes thereto) which Biota has lodged with ASIC and announced to ASX, (the Biota Financials), including any financial statements lodged with ASIC after the date of this Agreement until the Implementation Date, (A) complies with the Corporations Act, the Accounting Standards and all other applicable laws and regulations and (B) gives a true and fair view of the financial position of Biota and its Subsidiaries at the respective dates thereof and the income, expenses and operational results of Biota and its Subsidiaries for the periods indicated;

(iv)	complete and accurate details of the following have been disclosed to Nabi in the Biota Disclosed Information or, in the case of any material changes to those details after the date of this Agreement and before the Second Court Date, by notice to Nabi no later than five Business Days before the Second Court Date:

(A)	the material terms of employment of or offered to each key employee of the Biota Group including all remuneration and other benefits payable during or upon termination of that employment or engagement; and

(B)	any material arrangement under which any key employee or former key employee of the Biota Group has received in the 12 months before the date of this agreement or may be entitled to receive any bonus or other payment or benefit (whether contractual or discretionary) that is calculated by reference to the performance of the Biota Group, the performance of the key employee or former key employee and any combination of these,

Merger Implementation Agreement

and no Biota Group Member has made any material commitment, offer or proposal that if implemented of accepted would result in any of those details being inaccurate in any material respect.

(v)	Each Biota Group Member has:

(A)	paid all amounts due to each employee and former employee other than in respect of remuneration accrued for the current salary payment period and current expense claims;

(B)	otherwise complied in all material respects with all of its obligations in relation to the employment of its employees including all obligations arising under any Transitional Instrument, Modern Award or Enterprise Agreement and all obligations in relation to occupational health and safety and workers’ compensation; and

(C)	made appropriate provision in its accounting records as at the Last Balance Date for all annual leave and long service leave entitlements then due to all employees.

(vi)	Biota is not a “shell company” as that term is defined in Rule 405 promulgated under the 1933 Act;

(vii)	Neither Biota nor any Biota Group Member (a) beneficially owns, directly or indirectly, any Nabi Shares or other securities convertible into, exchangeable into or exercisable for Nabi Shares, or (b) is a party to any voting trusts or other agreements or understandings with respect to the voting of the capital stock or other equity interests of Nabi or any of its Subsidiaries. Neither Biota nor any of its “Affiliates” or “Associates” is, and at no time during the last three (3) years has been, an “Interested Stockholder” of Nabi, in each case as defined in Section 203 of Delaware Law.

(viii)	notwithstanding anything to the contrary herein:

(A)	Biota and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all such Tax Returns are complete and accurate in all material respects;

(B)	Biota and each of its Subsidiaries have timely paid all Taxes shown as due on the Tax Returns referred to in clause 10.1(d)(vii)(A) except with respect to matters contested in good faith;

(C)	Biota and each of its Subsidiaries have withheld and timely paid to the applicable Tax authority or Governmental Agency all Taxes required to have been paid in connection with amounts paid or owing to any employee except with respect to matters contested in good faith and except such failures to withhold and timely pay as are not, individually or in the aggregate, reasonably likely to be a Biota Material Adverse Change;

(D)	neither Biota nor any of its Subsidiaries have any material liability for any unpaid Taxes as of the date of the most recent Biota Financials which has not been accrued for or reserved in the financial statements included in such Biota Financials;

(E)	no requests for waivers of the time to assess any Taxes against Biota or any of its Subsidiaries have been granted or are pending;

(F)	no audits or other proceedings by any Governmental Agency or Tax authority are presently pending or, to the knowledge of Biota, threatened with regard to any Taxes or Tax Returns of Biota or its Subsidiaries;

(G)	Biota has made available to Nabi complete and accurate copies in all material respects of all material Tax Returns filed by or on behalf of Biota or its Subsidiaries for all years for which the applicable statute of limitations has not expired, and any amendments thereto;

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(H)	Biota has accurately maintained a franking account in accordance with the Tax Act at all relevant times and:

(1)	complete and accurate details of the balance of Biota’s franking account and any existing or pending franking debits have been provided to Nabi;

(2)	Biota franked all dividends in accordance with the benchmark franking rule; and

(3)	Biota will not have a franking deficit at the date of this Agreement;

(I)	Biota and each of its Subsidiaries has not:

(1)	paid or credited an amount, transferred any property, made any distribution or loan or forgiven any debt which may be deemed to give rise to a dividend under the Tax Act; or

(2)	streamed any distribution or non-share dividends for the purposes of Division 204 of the Tax Act;

(J)	there are no liens for Taxes upon the assets of Biota or its Subsidiaries, other than liens for current Taxes not yet due and payable;

(K)	neither Biota nor any of its Subsidiaries is party to a contract or agreement with any person other than a Biota Group Member relating to allocating or sharing of Taxes;

(L)	neither Biota nor any of its Subsidiaries has any material deferred or unearned income that will be reportable in a taxable period beginning after the Effective Date that is attributable to a transaction that occurred prior to the Effective Date, including but not limited to, any: (x) instalment sale or open transaction disposition made on or prior to the Effective Date; or (y) prepaid amount received on or prior to the Effective Date;

(M)	no claim has ever been made by a Tax authority or Governmental Agency in a jurisdiction where Biota or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction;

(N)	neither Biota nor any of its Subsidiaries has any liability for the Taxes of any person or entity (other than Biota and its Subsidiaries) as a transferee or successor, by contract, or otherwise;

(O)	Biota and each of its Subsidiaries has not paid or credited remuneration or an allowance, gratuity or compensation on retirement to an associated person in excess of a reasonable amount allowable as a deduction in computing the taxable income of Biota or the relevant subsidiary as a result of which deductions claimed or claimable by Biota or the relevant subsidiary may be denied;

(P)	no amount has been waived, released, extinguished, forgiven or otherwise abandoned by any person in respect of debts owed by Biota or its Subsidiaries to any other person which would give rise to a net forgiven amount;

(Q)	Biota and its Subsidiaries has not sought capital gains tax roll-over relief under the Tax Act with respect to any asset which it has acquired and owns at the date of this Agreement;

(R)	to the best of Biota’s knowledge and awareness, Biota and its Subsidiaries have not participated in any transaction that could be affected by the exercise of discretionary powers of any Governmental Agency or Tax authority including transactions relating to trading stock, plant and equipment, securities or assets subject to the capital gains tax provisions of the Tax Act and schemes to which any general anti-avoidance provisions might apply;

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(S)	other than the Transactions, no fact, matter or circumstances exist which has prevented or might prevent Biota or any of its Subsidiaries from obtaining any future income tax benefit provided for in the most recent Biota Financials. In the absence of the Transactions, all tax losses and capital losses recorded in any tax working papers made available to Nabi would be available to Biota and its Subsidiaries to use to reduce assessable income or capital gains at the date of this Agreement if the current tax year for Biota or the relevant subsidiary had sufficient income or capital gains for that tax year;

(T)	Biota and each of its Subsidiaries that is required to be registered for GST is so registered. In the event that Biota or any of its Subsidiaries is or has been a member of a GST group, the relevant entity is or was eligible to be a member of that GST group for the relevant periods, and no entity has or will have any liability or be required to pay any amount in respect of any GST group of which it was a member prior to the date of this Agreement;

(ix)	no employee of the Biota Group accrues benefits which are, or will be, determined by reference to a formula based on the employee’s length of service and/or superannuation salary under any Fund and no promise, assurance or representation has been made to any employee of Biota that their accumulation benefits under any Fund will at any point in the future equate (approximately or exactly) to or not be less than any particular amount however calculated; and

(x)	each Biota Group Member:

(A)	has made due all contributions to each Fund that the Biota Group Member is obliged to make or has voluntarily committed to make;

(B)	has not increased the amount of the contributions to any Fund that the Biota Group Member is obliged to make or has voluntarily committed to make; and

(C)	has made all superannuation contributions required to avoid any liability for a superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992 (Cth).

10.3	Reliance by parties

Each party (Representor) acknowledges that:

(a)	in entering into this Agreement the other party has relied on the representations and warranties provided by the Representor under this clause 10;

(b)	any breach of the representations and warranties provided by the Representor under this clause 10 after the Scheme becomes Effective cannot result in a termination of this Agreement;

(c)	it has not entered into this Agreement in reliance on any warranty or representation made by or on behalf of the other party except those warranties and representations set out in this Agreement. This acknowledgment does not prejudice the rights any party may have in relation to the Biota Provided Scheme Booklet Information, the Biota Provided Proxy Statement Information, the Biota Disclosed Information, the Nabi Provided Scheme Booklet Information, the Nabi Provided Proxy Statement Information, the Nabi Disclosed Information or any information filed by the other party with ASX or ASIC; and

(d)	neither Biota nor Nabi, nor their Representatives, nor any other person acting on behalf of or associated with them, has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the business of either the Biota Group or the Nabi Group, including in relation to future matters, including future or forecast costs, prices, revenues or profits.

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10.4	Notifications

Each party will promptly advise the other party in writing if it becomes aware of any fact, matter or circumstance that constitutes or may constitute a breach of any of the representations or warranties given by it under this clause 10.

10.5	Status of representations and warranties

Each representation and warranty in this clause 10:

(a)	is severable;

(b)	will survive the termination of this Agreement; and

(c)	is given with the intent that liability under it will not be confined to breaches that are discovered prior to the date of termination of this Agreement.

10.6	Disclosures

Each of the warranties provided by each party is subject to matters fairly and accurately disclosed in the Biota Disclosed Information or the Nabi Disclosed Information (as the case may be).

11.	Exclusivity

11.1	Termination of existing discussions

(a)	Each party represents and warrants that, as at the time of execution of this Agreement, it is not in any negotiations or discussions, and has ceased any existing negotiations or discussions, in respect of any Competing Proposal with any person (other than, for the avoidance of doubt, the discussions with the other party and its Representatives in respect of the Transactions).

(b)	Each party agrees that if it has provided any confidential information on or after the date of this Agreement to a Third Party pursuant to a confidentiality agreement and in connection with such Third Party’s consideration of a possible Competing Proposal, it has requested or will promptly request in writing the immediate return or destruction by the Third Party of such confidential information.

11.2	No shop restriction

During the Exclusivity Period:

(a)	Biota and its Subsidiaries must not, and must use best endeavours to ensure that each of their Representatives do not, except with the prior written consent of Nabi, directly or indirectly solicit, invite, encourage or initiate any Competing Proposal or any enquiries, negotiations or discussions with any Third Party in relation to, or that may reasonably be expected to lead to, a Competing Proposal, or communicate any intention to do any of those things; and

(b)	Nabi and its Subsidiaries must not, and must use best endeavours to ensure that each of their Representatives do not, except with the prior written consent of Biota, directly or indirectly solicit, invite, encourage or initiate any Competing Proposal or any enquiries, negotiations or discussions with any Third Party in relation to, or that may reasonably be expected to lead to, a Competing Proposal, or communicate any intention to do any of those things.

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11.3	No talk restriction

Subject to clause 11.6, during the Exclusivity Period:

(a)	Biota and its Subsidiaries must not, and must use best endeavours to ensure that each of their Representatives do not, except with the prior written consent of Nabi, enter into, continue or participate in negotiations or discussions with, or enter into any agreement, arrangement or understanding with, any Third Party in relation to, or that may reasonably be expected to lead to, a Competing Proposal, even if:

(i)	the Competing Proposal was not directly or indirectly solicited, invited, encouraged or initiated by Biota, its Subsidiaries or any of its or their Representatives; or

(ii)	the Competing Proposal has been publicly announced; and

(b)	Nabi and its Subsidiaries must not, and must use best endeavours to ensure that each of their Representatives do not, except with the prior written consent of Biota, enter into, continue or participate in negotiations or discussions with, or enter into any agreement, arrangement or understanding with, any Third Party in relation to, or that may reasonably be expected to lead to, a Competing Proposal, even if:

(i)	the Competing Proposal was not directly or indirectly solicited, invited, encouraged or initiated by Nabi, it Subsidiaries or any of their Representatives; or

(ii)	the Competing Proposal has been publicly announced.

11.4	No due diligence

Without limiting the general nature of clause 11.3, but subject to clause 11.6, during the Exclusivity Period:

(a)	Biota and its Subsidiaries must not, and must use best endeavours to ensure that each of their Representatives do not except with the prior written consent of Nabi, make available to any Third Party or permit any Third Party to receive any non-public information relating to any Biota Group Member in connection with such Third Party formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Competing Proposal; and

(b)	Nabi and its Subsidiaries must not, and must use best endeavours to ensure that each of their Representatives do not, except with the prior written consent of Biota, make available to any Third Party or permit any Third Party to receive any non-public information relating to any Nabi Group Member in connection with such Third Party formulating, developing or finalising, or assisting in the formulation, development or finalisation of, a Competing Proposal.

11.5	Notification of approach

Subject to clause 11.6, during the Exclusivity Period, each party must promptly (but in any event within two Business Days) notify the other party if:

(a)	it is approached by any Third Party to take any action of a kind that would breach its obligations under clause 11.2, 11.3 or 11.4 (or that would breach its obligations under clause 11.2, 11.3 or 11.4 if it were not for clause 11.6; provided that the party providing notice must:

(i)	provide the other party with information in all material respects of oral and written communication with the Third Party, and a description of the material terms and conditions of any Competing Proposal; and

(ii)	promptly (but in any event within two (2) Business Days) provide all information as is reasonably necessary to keep the other party informed in all material respects of all oral or written communications with the Third Party regarding, and the status and material details of, any Competing Proposal as set forth in clause 11.6.

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11.6	Exceptions

(a)	The obligations in clause 11.3(a), clause 11.4(a) and clause 11.5(a) do not apply to the extent that they restrict Biota, the Biota Board or any of its Representatives from taking any action in respect of a bona fide written Competing Proposal for Biota which was not encouraged, solicited, invited, facilitated or initiated by Biota in contravention of clause 11.2, or to the extent that they require Biota to provide the notification referred to in clause 11.5, provided that:

(i)	the Biota Board, acting in good faith, after consulting with its outside legal counsel and financial advisers, and in order to satisfy what the Biota Board considers to be its fiduciary or statutory duties, determines that the Competing Proposal is, or may reasonably be expected to lead to, a Superior Proposal; or

(ii)	the Biota Board, acting in good faith, after consulting with its outside legal counsel and financial advisers, determines that not undertaking that act would, or would be likely to, involve a breach of the fiduciary or statutory duties owed by any Biota Director, and a prior written notice is sent promptly (and in any event within two Business Days prior to taking any action) from Biota to Nabi of its intention to take such proposed actions and the reasons therefor, that it is relying on the carve out in this clause 11.6(a) and a summary of material terms and conditions of such Competing Proposal. Biota must ask the person who has made the applicable Competing Proposal (the Competing Party) for their consent to their name and other identifying details which may identify the Competing Party (Identifying Details) being provided by Biota to Nabi on a confidential basis. If consent is refused, Biota may only withhold the Identifying Details from Nabi if the Biota Board, acting in good faith and after having taken advice from its legal advisers, determines that failing to do so would be likely to involve a breach of the fiduciary or statutory duties owed by any Biota director. If information is withheld pursuant to this clause 11.6(a), Biota must immediately notify Nabi. Any information provided pursuant to this clause 11.6(a) will be provided subject to the terms of the Confidentiality Agreement.

(b)	The obligations in clause 11.3(b), clause 11.4(b) and clause 11.5 do not apply to the extent that they restrict Nabi, the Nabi Board or any of its Representatives from taking any action in respect of a bona fide Competing Proposal for Nabi which was not encouraged, solicited, invited, facilitated or initiated by Nabi in contravention of clause 11.2, or to the extent that they require Nabi to provide the notification referred to in clause 11.5, provided that:

(i)	the Nabi Board, acting in good faith, after consulting with its outside legal counsel and financial advisers, and in order to satisfy what the Nabi Board considers to be its fiduciary or statutory duties, determines that, the Competing Proposal is, or may reasonably be expected to lead to, a Superior Proposal; or

(ii)	the Nabi Board, acting in good faith, after consulting with its outside legal counsel and financial advisers, determines that not undertaking that act would, or would be likely to, involve a breach of the fiduciary or statutory duties owed by any Nabi Director, and a prior written notice is sent promptly (and in any event within two Business Days prior to taking any action) from Nabi to Biota of its intention to take such proposed actions and the reasons therefor, that it is relying on the carve out in this clause 11.6(a) and a summary of material terms and conditions of such Competing Proposal. Nabi must ask the Competing Party for their consent to their name and the Identifying Details being provided by Nabi to Biota on a confidential basis. If consent is refused, Nabi may only withhold the Identifying Details from Biota if the Nabi Board, acting in good faith and after having taken advice from its legal advisers, determines that failing to do so would be likely to involve a breach of the fiduciary or statutory duties owed by any Nabi director. If information is withheld pursuant to this clause 11.6(a), Nabi must immediately notify Biota. Any information provided pursuant to this clause 11.6(a) will be provided subject to the terms of the Confidentiality Agreement.

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(c)	If clauses 11.6(a) or 11.6(b) override the restrictions in clauses 11.4(a) or 11.4(b) (as applicable), the relevant party must not provide any confidential information to a Third Party, before the Third Party has entered into a written agreement in favour of the relevant party regarding the use and disclosure of the confidential information by the Third Party and that restricts the Third Party’s ability to solicit the employees of that party and its Related Bodies Corporate (Third Party Confidentiality Agreement).

(d)	During the period of two clear Business Days referred to in clause 11.6(a) (in the event of a Competing Proposal for Biota) or clause 11.6(b) (in the event of a Competing Proposal for Nabi), the party that has not received the Competing Proposal will have the right to offer to amend the terms of the Scheme (a Counterproposal) so that the terms of the Scheme (as amended) would provide an equivalent or superior outcome for the shareholders than the applicable Competing Proposal.

(e)	The party that has received the Competing Proposal must procure its Board to consider any such Counterproposal and, if the Board determines, acting in good faith and after having taken advice from its legal and financial advisers:

(i)	the Counterproposal is capable of being completed, taking into account all aspects of the Counterproposal, including its conditions; and

(ii)	would, if completed substantially in accordance with its terms, be more favourable to the Biota Shareholders than the Competing Proposal viewed in aggregate, taking into account a qualitative assessment of the identity, reputation and financial standing of the party making the Competing Proposal, then Biota and Nabi must use their best endeavours to agree the amendments to the Transaction Documents that are reasonably necessary to reflect the Counterproposal (including any amendments to the Scheme Consideration that are reasonably necessary to reflect the Counterproposal), and to enter into one or more appropriate amended agreements to give effect to those amendments and to implement the Counterproposal, in each case as soon as reasonably practicable, and the party that received the Counterproposal must use its best endeavours to procure that its Board continues to recommend the Counterproposal to its shareholders and not the applicable Competing Proposal.

(f)	Any material modification to any Competing Proposal (which will include any material modification relating to the price or value of any Competing Proposal) will be taken to make that proposal a new Competing Proposal in respect of which the parties must comply with their obligations under this clause 11.6.

11.7	Normal provision of information

Nothing in this clause 11 prevents a party from:

(a)	providing information to its Representatives;

(b)	providing information to any Governmental Agency;

(c)	providing information to its auditors, Advisers, customers, joint venturers and suppliers acting in that capacity in the ordinary course of business;

(d)	providing information required to be provided by law or any Governmental Agency; or

(e)	making presentations to brokers, portfolio investors, analysts and other third parties in the ordinary course of business.

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12.	Break Fees

12.1	Payment of costs

(a)	Biota and Nabi believe that the Transactions will provide benefits to Biota, Nabi and their respective shareholders, and acknowledge that if they enter into this Agreement and the Merger is subsequently not implemented, both parties will incur significant costs.

(b)	In the circumstances referred to in clause 12.1(a):

(i)	both parties requested that provision be made for the payments referred to in clauses 12.2 and 12.3, without which neither party would have entered into this Agreement; and

(ii)	the Biota Board and the Nabi Board believe that it is appropriate for both parties to agree to the payments referred to in clauses 12.2 and 12.3 in order to secure each other’s participation.

(c)	Biota and Nabi acknowledge that the Biota Break Fee and the Nabi Break Fee represent a reasonable amount to compensate the other for the following:

(i)	all advisory costs (including costs of Advisers other than success fees);

(ii)	costs of management and directors’ time;

(iii)	all out of pocket expenses; and

(iv)	all commitment fees and other financing costs (whether associated with debt or equity finance);

(d)	The parties agree that clauses 12.2 and 12.3 do not limit the rights of Biota or Nabi in respect of any other claims that they may have against each other, whether under this Agreement or otherwise.

12.2	Biota Break Fee

(a)	Subject to clauses 12.2(b), 12.2(c) and 12.4(a), Biota must pay Nabi the Biota Break Fee in accordance with clause 12.5(a), without withholding or set off, if:

(i)	the Biota Board fails to state that they consider the Scheme to be in the best interests of Biota Shareholders or fails to recommend that Biota Shareholders approve the Scheme, or publicly changes (including by attaching qualifications to) or withdraws that statement or recommendation, other than where the Independent Expert has concluded in the Independent Expert’s Report that the Scheme is not in the best interests of Biota Shareholders (including any update to its report);

(ii)	a Competing Proposal for Biota is announced or made and is publicly recommended, promoted or otherwise endorsed by the Biota Board or by a majority of the Biota Directors;

(iii)	a Competing Proposal for Biota is announced or made prior to the End Date and is completed at any time prior to the first anniversary of the date of this Agreement and, as a result, a Third Party acquires control of Biota or the Biota Group within the meaning of section 50AA of the Corporations Act (or acquires an equivalent shareholding or economic interest in Biota pursuant to the implementation of a dual-listed company structure or reverse takeover);

(iv)	Nabi terminates this Agreement in accordance with clause 13.1(b); or

(v)	a Biota Material Adverse Change or a Biota Regulated Event occurs between the date of this Agreement and 8am on the Second Court Date and Nabi terminates this Agreement in accordance with its terms prior to the Implementation Date.

(b)	Despite any other term of this Agreement, the Biota Break Fee is only payable once.

Merger Implementation Agreement

(c)	Despite any other term of this Agreement, the Biota Break Fee will not be payable to Nabi if:

(i)	the Scheme becomes Effective notwithstanding the occurrence of any event in clause 12.2(a); or

(ii)	Biota is entitled to terminate this Agreement under clause 13.1(b), or if a Nabi Material Adverse Change Event or a Nabi Regulated Event occurs.

(d)	For the avoidance of doubt, the Biota Break Fee will not be payable merely by reason that the Scheme is not approved by Biota Shareholders at the Scheme Meeting.

12.3	Nabi Break Fee

(a)	Subject to clauses 12.3(b), 12.3(c) and 12.4(b), Nabi must pay Biota the Nabi Break Fee in accordance with clause 12.5(b), without withholding or set-off, if:

(i)	the Nabi Board fails to state that they consider the Merger to be in the best interests of Nabi Stockholders or fails to recommend the approval of the Nabi Merger Proposals, or publicly changes (including by attaching qualifications to) or withdraws that statement or recommendation;

(ii)	a Competing Proposal for Nabi is announced or made and is publicly recommended, promoted or otherwise endorsed by the Nabi Board or by a majority of the Nabi Directors;

(iii)	a Competing Proposal for Nabi is announced or made prior to the End Date and is completed at any time prior to the first anniversary of the date of this Agreement and, as a result, a Third Party acquires control of Nabi or the Nabi Group within the meaning of section 405 of the 1933 Act;

(iv)	Biota terminates this Agreement in accordance with clause 13.1(b);

(v)	a Nabi Material Adverse Change or a Nabi Regulated Event occurs between the date of this Agreement and 8am on the Second Court Date and Biota terminates this Agreement in accordance with its terms prior to the Implementation Date; or

(vi)	the Scheme is not completed on or before the date which is eight Business Days after the End Date due to Nabi failing to comply with its obligations under clause 6.2(o).

(b)	Despite any other term of this Agreement, the Nabi Break Fee is only payable once.

(c)	Despite any other term of this Agreement, the Nabi Break Fee will not be payable to Biota if:

(i)	the Scheme becomes Effective notwithstanding the occurrence of any event in clause 12.3(a); or

(ii)	Nabi is entitled to terminate this Agreement under clause 13.1(b), or if a Biota Material Adverse Change or Biota Regulated Event occurs.

(d)	For the avoidance of doubt, the Nabi Break Fee will not be payable merely by reason that the Nabi Merger Proposals are not approved by Nabi Stockholders at the Nabi Merger Approval Meeting.

12.4	Compliance with law

(a)	If a court or the Takeovers Panel determines that any part of the Biota Break Fee:

(i)	constitutes or would, if performed, constitute:

(A)	a breach of the fiduciary or statutory duties of the Biota Board; or

(B)	unacceptable circumstances within the meaning of the Corporations Act; or

Merger Implementation Agreement

(ii)	is unenforceable or would, if paid, be unlawful for any reason,

then Biota will not be obliged to pay such part of the Biota Break Fee and, if such fee has already been paid, then Nabi must within five Business Days after receiving written demand from Biota refund that part of the Biota Break Fee to Biota.

(b)	If a court determines that any part of the Nabi Break Fee:

(i)	constitutes or would, if performed, constitute:

(A)	a breach of the fiduciary or statutory duties of the Nabi Board; or

(B)	unacceptable circumstances within the meaning of the Corporations Act; or

(ii)	is unenforceable or would, if paid, be unlawful for any reason,

then Nabi will not be obliged to pay such part of the Nabi Break Fee and, if such fee has already been paid, then Biota must within five Business Days after receiving written demand from Nabi refund that part of the Nabi Break Fee to Nabi.

12.5	Time for payment

(a)	Biota must pay Nabi the Biota Break Fee, if it is payable pursuant to clause 12.2(a), within five Business Days after receiving a written notice from Nabi setting out the relevant circumstances and requiring payment of the Biota Break Fee.

(b)	Nabi must pay Biota the Nabi Break Fee, if it is payable pursuant to clause 12.3(a), within five Business Days after receiving a written notice from Biota setting out the relevant circumstances and requiring payment of the Nabi Break Fee.

(c)	A written notice requiring payment of the Biota Break Fee or the Nabi Break Fee, as applicable, may only be made after the Scheme fails to become Effective by the End Date or this Agreement is terminated in accordance with its terms.

13.	Termination

13.1	Termination by either party

Either party (terminating party) may terminate this Agreement by notice to the other:

(a)	in accordance with clause 3.5;

(b)	at any time before 8am on the Second Court Date if the other party is in material breach of any clause of this Agreement (including a material breach of a representation or warranty given by the other party under clause 10), provided that the terminating party has given notice to the other party setting out the relevant circumstances and stating an intention to terminate this Agreement, and the relevant circumstances have continued to exist for 15 Business Days (or any shorter period ending at 5pm on the last Business Day before the Second Court Date) from the time such notice is given;

(c)	if mutually agreed upon by the other party; or

(d)	if the Scheme has not become Effective on or before the End Date.

13.2	Termination by Nabi

Nabi may terminate this Agreement at any time before 8am on the Second Court Date by notice in writing to Biota if the Biota Board publicly changes (including by attaching qualifications to) or withdraws its statement that it considers the Scheme to be in the best interests of Biota Shareholders or its

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recommendation that Biota Shareholders approve the Scheme, in either case in accordance with clause 8.1(b), or publicly recommends, promotes or otherwise endorses a Superior Proposal.

13.3	Termination by Biota

Biota may terminate this Agreement:

(a)	at any time before 8am on the Second Court Date by notice in writing to Nabi if the Nabi Board publicly changes (including by attaching qualifications to) or withdraws its statement that its considers the Merger to be in the best interests of Nabi Stockholders or its recommendation that Nabi Stockholders approve the Nabi Merger Resolutions, in either case in accordance with clause 8.2(a), or publicly recommends, promotes or otherwise endorses a Superior Proposal; or

(b)	if Nabi does not comply with its obligations under clause 6.2(o).

13.4	Effect of termination

In the event of termination of this Agreement, by either Nabi or Biota pursuant to clause 13.1, 13.2 or 13.3 this Agreement will have no further force or effect and the parties will have no further obligations under this Agreement, provided that:

(a)	this clause 13 and clauses 1, 9.3, 9.4, 12, 14 and 15 will survive termination; and

(b)	each party will retain any accrued rights and remedies, including any rights and remedies it has or may have against the other party in respect of any past breach of this Agreement.

14.	GST

14.1	Recovery of GST

If GST is payable, or notionally payable, on a supply made under or in connection with this Agreement, the party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the GST Amount). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. This clause does not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.

14.2	Liability net of GST

Where any reimbursement or similar payment under this Agreement is based on any cost, expense or other liability, it must be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.

14.3	Adjustment events

If an adjustment event occurs in relation to a supply made under or in connection with this Agreement, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the parties.

14.4	Cost exclusive of GST

Any reference in this Agreement to a cost, expense or other similar amount (Cost) is a reference to that Cost exclusive of GST.

Merger Implementation Agreement

14.5	Survival

This clause will continue to apply after expiration or termination of this Agreement.

14.6	Definitions

Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in the GST law (as defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth)) will have the same meaning in this clause.

15.	Miscellaneous

15.1	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:

(a)	must be in writing and signed by the sender or a person duly authorised by the sender;

(b)	must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

(i) Biota:

To:

Address: Unit 10, 585 Blackburn road,

Notting Hill, 3168, Victoria, Australia

Attention: Company Secretary

Fax No: +61 3 9915 3702

Copy to:

Allens Arthur Robinson

Address: 530 Collins Street, Melbourne, 3000,

Victoria, Australia

Attention: Craig Henderson

Fax No: +61 3 9614 4661

Copy to:

DLA Piper LLP (US)

Address: 4365 Executive Drive, Suite 1100,

San Diego, 92121-2133, California, the United

States of America

Attention: Michael Kagnoff

Fax No: +1 858 638 5122

Merger Implementation Agreement

(ii) Nabi:

To:

Address: 12270 Wilkins Avenue, Rockville,

Maryland, 20852, the United States of

America

Attention: Raafat E. F. Fahim

Fax No: +1 301 770 3097

Copy to:

Clayton Utz

Address: 1 Bligh Street, Sydney, New South

Wales, Australia

Attention: Karen Evans-Cullen

Fax No: +61 2 8220 6700

Copy to:

Hogan Lovells US LLP

Address: Columbia Square, 555 Thirteenth

Street, NW, Washington, District of Columbia, 20004, United States of America

Attention: Joseph E. Gilligan

Fax No: +1 202 637 5910

(c)	will be conclusively taken to be duly given or made:

(i)	in the case of delivery in person, when delivered;

(ii)	in the case of delivery by post, two Business Days after the date of posting (if posted to an address in the same country) or seven Business Days after the date of posting (if posted to an address in another country); and

(iii)	in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day that is not a Business Day in the place to which the Notice is sent or is later than 4pm (local time) it will be conclusively taken to have been duly given or made at the start of business on the next Business Day in that place.

15.2	No waiver

A failure to exercise or a delay in exercising any right, power or remedy under this Agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing. For the avoidance of doubt, the doctrine of affirmation by election will not apply to any failure by a party to exercise, or delay by a party in exercising, any right, power or remedy under this Agreement.

Merger Implementation Agreement

15.3	Remedies cumulative

The rights, powers and remedies provided to each party in this Agreement are in addition to, and do not exclude or limit, any right, power or remedy provided by law or equity or by any agreement.

15.4	Entire agreement

This Agreement and the Confidentiality Agreement contain the entire agreement between the parties with respect to their subject matter. They set out the only conduct, representations, warranties, covenants, conditions, agreements or understandings (collectively Conduct) relied on by the parties and supersede all earlier Conduct by or between the parties in connection with their subject matter. Neither party has relied on or is relying on any other Conduct in entering into this Agreement and completing the Transactions. If there is any inconsistency between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of this Agreement will prevail to the extent of any inconsistency and the provisions of the Confidentiality Agreement will be construed accordingly.

15.5	Amendment

This Agreement may be amended only by another agreement executed by all the parties.

15.6	Assignment

Neither party can assign, charge, encumber or otherwise deal with any of its rights or obligations under this Agreement, or attempt or purport to do so, without the prior written consent of the other party.

15.7	No merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

15.8	Further assurances

Each party must use its best endeavours (including executing agreements and documents) to give full effect to this Agreement and the Transactions.

15.9	Costs and duty

(a)	Subject to clause 12, each party must bear its own costs arising out of the negotiation, preparation and execution of this Agreement. All duty (including stamp duty and any fines, penalties and interest) payable on or in connection with this Agreement and any instrument executed under or any transaction evidenced by this Agreement must be borne by the party incurring such duty.

Biota shall reimburse Nabi for its costs in connection with one issuer tender offer, comprising a Permitted Nabi Stockholder Cash Transaction (which costs will include not only the costs arising out of the issuer tender offer but also the additional operational costs incurred by Nabi due to the extension of the Implementation Date resulting from Nabi conducting such issuer tender offer) in the amount that is the lesser of:

(i)	US $400,000; and

(ii)	50% of Nabi’s costs.

Merger Implementation Agreement

15.10	Severability of provisions

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

15.11	Governing law and jurisdiction

(a)	This Agreement is governed by the laws of Victoria, Australia; provided, however, that any matter dispute, claim or controversy arising out of or relating to the fiduciary duties of the directors of Nabi shall be governed by, and construed in accordance with, the laws of the State of Delaware, the United States of America.

(b)	Each of the parties irrevocably consents to the non-exclusive jurisdiction and venue of the state and federal courts located within Delaware, the United States of America and of Victoria, Australia, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that any matter dispute, claim or controversy arising out of or relating to the fiduciary duties of the directors of Nabi shall be under the jurisdiction and venue of the state and federal courts located within the State of Delaware, the United States of America.

(c)	Each party agrees that process may be served upon it in any manner authorised by the laws of Delaware or Victoria, as the case may be, for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

(d)	Each of the parties waives any right to trial by jury with respect to any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement, the Merger, and any of the transactions contemplated by this Agreement.

15.12	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

Merger Implementation Agreement

Schedule 1

Regulatory Approvals

Filings required under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, unless and exemption is available thereunder.

Merger Implementation Agreement

Schedule 2

Merged Group Board and Senior Management

Part A: Board Composition

Dr James Fox (Chairman)

Mr Peter Cook

Mr Paul Bell

Prof Jeffery Errington

Prof Ian Gust

Mr Richard Hill

Dr Raafat E. F. Fahim*

Dr Geoffrey F. Cox*

*	Prior to the Implementation Date, if Nabi becomes aware that this director designee is unable or unwilling to serve as a director, then the Nabi Board (existing prior to the Implementation Date) shall have the sole right to replace this director designee with a new director designee, with the prior written consent of Biota (not to be unreasonably withheld).

Merger Implementation Agreement

Part B: Senior Management from Implementation Date

Chief Executive Officer	Mr Peter Cook

Chief Financial Officer	Mr Damian Lismore

Merger Implementation Agreement

Schedule 3

Form of Nabi Closing Net Cash Balance Certificate

US $
Cash as at the date of this certificate:	[*]

Less any outstanding Nabi Cash Balance Offsets as at the date of this certificate, as set out and quantified in the attachment to this certificate (which attachment must take the form agreed to by the parties prior to the date of the Agreement)

[*]

Less any anticipated remaining distributions through Permissible Nabi Stockholder Cash Transactions	[*]

Nabi Closing Net Cash Balance	[*]

Signed by:

[Insert name and signature of Chief Executive Officer and Chief Financial Officer of Nabi]

[Insert date and place]

[Insert name and signature of Chief Accounting Officer and Controller of Nabi]

[Insert date and place]

Merger Implementation Agreement

Schedule 4

Knowledge

Part A

[Intentionally Omitted]

Merger Implementation Agreement

Part B

[Intentionally Omitted]

Merger Implementation Agreement

Executed as set out below.

Executed in accordance with section 127 of the Corporations Act 2001 by Biota Holdings Limited:

/s/ P.C. Cook	/s/ Damian Lismore
Director Signature	Director/Secretary Signature

P.C. Cook	D. Lismore
Print Name	Print Name

Executed by Nabi Biopharmaceuticals

By:	/s/ Raafat Fahim
Name:	Raafat Fahim
Title:	President and CEO

Merger Implementation Agreement

Annexure A

[Intentionally Omitted]

Merger Implementation Agreement

Annexure B

[Intentionally Omitted]